Amended and Restated Limited Liability

Company Agreement

of

DAL Group, LLC

TABLE OF CONTENTS

i

	5.4	Tax Distributions	12

	5.5	Tax Matters for Company Handled by Tax Matters Partner	13

	5.6	Liability for Amounts Distributed	13

	5.7	Withholding and Payments on Behalf of a Member	14

	5.8	Payment of Operating Expenses	14

	5.9	Consistent Reporting	14

	5.10	Letter Agreements	14

	5.11	Additional Tax Matters	15

6.	Management.		15

	6.1	Board of Managers	15

	6.2	Initial Period Board of Managers Provisions	16

	6.3	Post-Initial Period Board of Managers Provisions	16

	6.4	General Board of Manager Provisions.	17

	6.5	Minority Interest Limitations on the Authority of the Board of Managers	18

	6.6	Chardan Limitations on the Authority of the Board of Managers	19

	6.7	Stern Participants Limitation on the Authority of the Board of Managers	21

	6.8	FlatWorld Limitation on the Authority of the Board of Managers	21

	6.9	Other Duties.	22

	6.10	Officers	23

7.	Members.		25

	7.1	Rights of the Members	25

	7.2	Voting Rights.	25

	7.3	Consent	25

	7.4	Notice of Meetings	25

	7.5	Waiver of Notice	26

	7.6	Record Dates.	26

	7.7	List of Members	27

	7.8	No Cessation of Membership Upon Bankruptcy	27

	7.9	Quorum	27

	7.10	Proxies	27

	7.11	Additional Members	28

	7.12	Related-Party Transactions	28

	7.13	Other Interests of Members	28

	7.14	Inspection Rights	29

	7.15	Consent Rights of Holders of Series A Preferred Units	29

8.	Transfer of Units		29

	8.1	Transfer of Units.	29

	8.2	Rights of Assignees	29

	8.3	Actions Following Transfers	30

	8.4	Effect on Distributions	30

	8.5	Unauthorized Transfers	30

	8.6	Pledge of Units	30

	8.7	Restrictions on Transfer	31

9.	Chardan Covenants		31

	9.1	Limitations on Chardan	31

	9.2	Chardan Covenants	32

	9.3	Devotion of Time; Company Opportunities	33

10.	Dissolution And Winding Up.		34

	10.1	Dissolution	34

	10.2	Winding Up.	34

11.	Exculpation and Indemnification; Other Matters		35

	11.1	Performance of Duties; Liability of Members	35

	11.2	Exculpation and Indemnification	35

	11.3	Notice; Procedures	36

	11.4	Insurance	37

12.	Miscellaneous Provisions.		37

	12.1	Amendments	37

	12.2	Investment Representation	38

	12.3	Entire Agreement	38

	12.4	Jurisdiction	38

12.5	Partition	39

12.6	Notices	39

12.7	Valuation Disputes	39

12.8	Further Execution	40

12.9	Binding Effect	40

12.10	Counterparts	40

12.11	Interpretation and Construction.	40

APPENDIX A		A-1
APPENDIX B		B-1
APPENDIX C		C-1
APPENDIX D		D-1
APPENDIX E		E-1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
DAL GROUP, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DAL GROUP, LLC, a Delaware limited liability company (the “Company”), is made and entered into on _________ ___, 2009, by and among the Company, Chardan 2008 China Acquisition Corp. (“Chardan”), Professional Title and Abstract Company of Florida, Inc. (“PTA”), FlatWorld DAL LLC, a Delaware limited liability  company (“FlatWorld”) and Fortuna Capital Partners LP, a Delaware limited partnership (“Fortuna”) and each other person who is or becomes a Member in accordance with the terms of this Agreement.

Recitals

A.   The Company was organized by filing a certificate of formation with the Secretary of State of the State of Delaware on March 20, 2007 and amended on May 13, 2009 and November 6, 2009.  On November 6, 2009, the Company changed its name from DJSP Acquisition LLC to DAL Group, LLC.  A limited liability company agreement was adopted by the Company on March 20, 2007 (the “Original Operating Agreement”) and amended and restated on May 1, 2009.

B.    On the date hereof, Chardan, the Stern Participants, FlatWorld and Fortuna entered into that certain Contribution and Membership Interest Purchase Agreement and in accordance with the terms and conditions of that agreement the parties desire to adopt this Agreement.

C.    Immediately following the Closing, Fortuna assigned its interest in the Company to FlatWorld.

1.  Organization of Company.

1.1           Formation.  The Company was formed on March 20, 2007 as a Delaware limited liability company under the provisions of the Act, the Certificate and the Original Operating Agreement.

1.2           Office.  The Company’s office shall be located at 900 S. Pine Island Road, Suite 400, Plantation, Florida 33324, or such other place as the Board of Managers may determine from time to time.

1.3           Duration.  The Company shall continue in existence until the Company shall be dissolved and its affairs wound up in accordance with this Agreement.

1.4           Registered Office and Resident Agent.  The registered office and resident agent shall be as designated in the Company’s Certificate and any amendments to them.  The registered office and resident agent may be changed from time to time.  Any such change shall be in accordance with the Act.  If the resident agent resigns, the Board of Managers promptly shall appoint a successor.1

2.  Appendices.

2.1           Definitions.  Capitalized terms used in this Agreement and defined in this Agreement shall have the meaning given to such terms where so defined.  Certain definitions of general application are in Appendix A which is attached to and is part of this Agreement.

2.2           Tax Regulatory Provisions.  Certain provisions relating to compliance with the Code and Treasury Regulations and related definitions are in Appendix B which is attached to and is part of this Agreement.

2.3           Members, Capital Contributions, Membership Percentages.  The names and address, Membership Percentages and Capital Contributions of all Members are set forth in Appendix C which is attached to and is part of this Agreement.

3.  Purposes.

3.1           Purposes.  The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business.  The Company shall have the authority to do all things necessary or convenient to the accomplishment of its purposes and to operate its business, including all powers granted by the Act.

4.  Classes of Membership Interests; Capital Contributions; Options and
Warrants

4.1           Classes of Membership Interests.  The Membership Interests and the Units evidenced thereby shall constitute “securities” within the meaning of, and shall be governed by, Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to in the State of Delaware. The Common Units set forth on Appendix A shall be issued to the Members on the Effective Date, 11,166,666 Common Units shall be reserved for issuance upon exercise of Options, 1,666,667 Common Units shall be reserved for issuance upon conversion of Series A Preferred Units, 3,900,000 Common Units shall be reserved for issuance upon conversion of the Series B Preferred Units, 275,000 Common Units shall be reserved for issuance upon exercise of Underwriter Options (including the warrants underlying units acquired upon such exercise), 233,000 Common Units shall be reserved for issuance to Chardan upon the issuance of the Chardan Ordinary Shares pursuant to the terms of the Warrant Sale Agreement and 1,570,000 Common Units shall be reserved for Employee Incentive Units.  The Series B Preferred Units are separated into five sub-classes referred to as Series B-1 Preferred, Series B-2 Preferred, Series B-3 Preferred, Series B-4 Preferred and Series B-5 Preferred.  Each Member is deemed to hold Membership Interests as specified on Appendix C.  The Company shall not issue any Units or other Equity Securities or securities convertible or exchangeable for Equity Securities unless such Units or securities are convertible into Common Units.

1              Registered agent to be changed after closing.

(a)          Common Units.  The Holders of Common Units are entitled to participate in distributions as provided in Section 5 and to such other voting, distribution and participation rights set forth in this Agreement.

(b)          Series A Preferred Units.  The Holders of Series A Preferred Units are (i) entitled to participate in distributions as provided in Section 5 and to such other voting, distribution and participation rights set forth in this Agreement, (ii) subject to repurchase and exchange only in accordance with Section 4.6 of this Agreement, and (iii) convertible into Common Units at the option of the Holder in accordance with Section 4.7. Without the consent of  Members holding a majority of the outstanding Series A Preferred Units, the Company shall not issue any Series A Preferred Unit other than those specified in this Section 4.1 and shall not undertake any Company Membership Interest Division of the Series A Preferred Units.

(c)          Series B Preferred Units.

(1)          The Holders of Series B Preferred Units have no rights or preferences except the right to convert such interests into Common Units.  A particular Series B Preferred Unit may not be converted unless and until (A) the Market Price specified for such subclass of Series B Preferred Units set forth below is achieved, or (B) a Change of Control occurs, in each case before the fifth anniversary of the Effective Date.

(2)          If a Change of Control occurs, and the price paid or received for the Chardan Ordinary Shares or the Common Units in such transaction, or the price paid for the assets of Chardan or the Company, divided by the number of shares of outstanding Chardan Ordinary Shares, is more than the applicable Series B Threshold of any subclass of Series B Preferred Units (the “Transaction Threshold”), then such subclass(es) of Series B Preferred Units shall automatically convert to Common Units as of the closing of such transaction and each Holder of such subclass(es) of Series B Preferred Units shall receive the Unit Amount in exchange for the number of its Series B Preferred Units in such subclass(es).  If the Transaction Threshold is not achieved for any subclass of Series B Preferred Units in such Change of Control, such subclass(es) of Series B Preferred Units shall be cancelled as of the closing of such transaction to the extent the Chardan Ordinary Shares (or any security for which it is exchanged in the transaction) is no longer publicly traded following such transaction.  If the consideration received in the Change of Control includes consideration other than cash or indebtedness, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the Value of such consideration at the time of such transaction.  If any security for which the Chardan Ordinary Shares is exchanged, in the Change of Control, is publicly traded following such transaction, then the B1, B2, B3, B4 and B5 Thresholds shall be reset to an amount determined by subtracting any cash, indebtedness or the Value of any non-publicly traded security received in the Change of Control transaction for a share of Chardan Ordinary Shares from the then current threshold and multiplying that amount by a fraction the numerator of which is 1 and the denominator of which is the number of units of such security into which a share of Chardan Ordinary Shares is exchanged for the Change of Control transaction.

(3)          A particular subclass of Series B Preferred Units shall automatically convert into Common Units as specified below:

(A)         The Series B-1 Preferred Units (the “B1 Units”) will convert automatically into Common Units, and the Holder of the B1 Units shall receive the Unit Amount in exchange for the number B1 Interests held by such Holder, if and when the Market Price of the Chardan Ordinary Shares is $10.00 (the “B1 Threshold”) or higher on any 10 out of 30 consecutive trading days between the Effective Date and the fifth anniversary of the Effective Date.

(B)          The Series B-2 Preferred Units (the “B2 Units”) will convert automatically into Common Units, and the Holder of the B2 Units shall receive the Unit Amount in exchange for the number of B2 Units held by such Holder, if and when the Market Price of the Chardan Ordinary Shares is $12.50 (the “B2 Threshold”) or higher on any 10 out of 30 consecutive trading days between the Effective Date and the fifth anniversary of the Effective Date.

(C)          The Series B-3 Preferred Units (the “B3 Units”) will convert automatically into Common Units, and the Holder of the B3 Units shall receive the Unit Amount in exchange for the number of B3 Units held by such Holder, if and when the Market Price of the Chardan Ordinary Shares is $15.00 (the “B3 Threshold”) or higher on any 10 out of 30 consecutive trading days between the Effective Date and the fifth anniversary of the Effective Date.

(D)          The Series B-4 Preferred Units (the “B4 Units”) will convert automatically into Common Units, and the Holder of the B4 Units shall receive the Unit Amount in exchange for the number of B4 Units held by such Holder, if and when the Market Price of the Chardan Ordinary Shares is $17.50 (the “B4 Threshold”) or higher on any 10 out of 30 consecutive trading days between the Effective Date and the fifth anniversary of the Effective Date.

(E)          The Series B-5 Preferred Units (the “B5 Units”) will convert automatically into Common Units, and the Holder of the B5 Units shall receive the Unit Amount in exchange for the number of B5 Units held by such Holder, if and when the Market Price of the Chardan Ordinary Shares is $20.00 (the “B5 Threshold”) or higher on any 10 out of 30 consecutive trading days between the Effective Date and the fifth anniversary of the Effective Date.

(4)          With respect to Series B Preferred Units, the Company will at all times through the fifth anniversary of the Effective Date, reserve and keep available, solely for the issuance and delivery upon the conversion of Series B Preferred Units as provided herein, that number of Common Units as from time to time shall be issuable upon the conversion of the relevant subclass of all outstanding Series B Preferred Units.

(5)          If any Series B Preferred Unit has not been converted into a Common Unit by the fifth anniversary of the Effective Date, or immediately prior to the dissolution of the Company if earlier, such Series B Preferred Unit will no longer be convertible under any circumstances, the portion of the Capital Accounts attributable to such Series B Preferred Unit shall be eliminated and the Company shall have the right to redeem the unconverted Series B Preferred Units by paying the Holder of such interests the price of $.001 per unconverted Series B Preferred Unit.  Appendix C shall be adjusted from time to time by the Board of Managers to reflect the fact that any Series B Preferred Unit is no longer convertible into Common Units and the redemption of any Series B Preferred Units.

(6)          Without the consent of Members holding a majority of the outstanding Series B Preferred Units, the Company shall not issue any Series B Preferred Units other than those specified in Section 4.1 and shall not undertake any Company Membership Interest Division of the Series B Preferred Units.

4.2          Capital Contributions.  Each Member named on Appendix C shall, at the time of the execution of this Agreement, have a beginning Capital Account in the amount as set forth on Appendix C, with respect to the Units set forth next to such Member’s name.  No interest shall accrue on any Capital Contribution made to the Company unless otherwise provided in this Agreement.  Appendix C shall be adjusted from time to time by the Board of Managers to the extent necessary to reflect accurately redemptions, exchanges, Conversions, Capital Contributions, the issuance of additional Common Units or similar events having an effect on a Member’s Membership Percentage.

4.3          Additional Capital Contributions.

(a)           No Obligation.  Except as set forth in Section 4.3(b), no Member shall be required to make any additional capital contributions unless the Members unanimously approve such additional capital contributions.  From time to time, with the approval of the Board of Managers, one or more of the Members, other than Chardan, may contribute additional cash or other assets to the Company (each such contribution an “Additional Capital Contribution”).  If this happens, the Board of Managers shall determine the fair market value of the assets (net of liabilities) of both the Company (before the contribution) and the property contributed.  The unrealized appreciation or depreciation in the value of the assets before the new contribution shall be allocated among the Capital Accounts of the Members in the manner described in Section 5.2 and Appendix B as if the assets of the Company were sold immediately prior to such contribution.  The fair market value of the new contribution (net of liabilities assumed or taken subject to in connection therewith) shall be allocated to the Capital Account of the contributing Member.  The Membership Percentages shall then be revised such that each Member shall have a Membership Percentage equal to the balance of his adjusted Capital Account as a percentage of the total balances of all adjusted Capital Accounts in accordance with the foregoing.  The number of Common Units to be issued to the contributing Member shall be equal to the number required for the contributing Member to have the Membership Percentage relating to his contribution in accordance with the foregoing.

(b)          Contributions by Chardan.

(1)           Except with respect to Chardan Warrants outstanding at the Effective Date and the Underwriter Options, Chardan shall contribute to the Company the net proceeds (including, cash, securities, assets or other property) received from (A) any private placement, public offering or other sale or disposition after the Effective Date of Chardan Ordinary Shares, or securities convertible into or exchangeable or exercisable for Chardan Ordinary Shares (a “Chardan Convertible Security”), or the exercise, conversion or exchange of a Chardan Convertible Security, including Chardan Ordinary Shares or Chardan Convertible Securities issued by the Company in a merger or other business combination, or (B) the sale of property, incurrence of indebtedness, recapitalization or refinancing, or from any other capital raising transaction not covered by (A) (each transaction described in clause (A) or (B) above, a “Chardan Capital Transaction”) as an Additional Capital Contribution, provided that if the Chardan Capital Transaction is the issuance of indebtedness, such indebtedness shall not be contributed as capital but instead shall be loaned to the Company on the same terms as contained in the indebtedness issued by Chardan.

(2)           Not later than three (3) Business Days following the consummation of any Chardan Capital Transaction, Chardan shall transfer the net proceeds therefrom to the Company.  Following receipt by the Company of the net proceeds or assets or other value received from a Chardan Capital Transaction, the Board of Managers shall promptly cause the Company, with respect to a Chardan Capital Transaction covered by clause (B) of the definition thereof, to adjust Chardan’s Capital Account in accordance with Section 4.3(a), and with respect to a Chardan Capital Transaction covered by clause (A) of the definition thereof, to issue to Chardan a number of additional Common Units equal to the number of shares of Chardan Ordinary Shares actually issued in the Chardan Capital Transaction covered by clause (A) of the definition thereof, provided, that, if Chardan has issued a Chardan Convertible Security in the Chardan Capital Transaction, the Company shall instead provide Chardan with the contingent right to be issued a number of additional Common Units only upon the exercise or conversion of such Chardan Convertible Security and contribution to the Company of the net proceeds received therefrom, the amount of such Common Units so issuable equal to the number of shares of Chardan Ordinary Shares actually issued upon such exercise or conversion, provided, that for purposes of calculating the number of additional Common Units issuable to Chardan pursuant to this Section 4.3(b), any Chardan Ordinary Share Divisions that may have occurred after the Effective Date shall be disregarded.  For example, if there occurs a 2-for-1 share split of Chardan Ordinary Shares after the Effective Date and Chardan thereafter issues 100 new shares in a Chardan Capital Transaction, the Company would only issue 50 Common Units in connection with the contribution of net proceeds from that Chardan Capital Transaction.

4.4           Withdrawals.  The Members shall not be entitled to be repaid any portion of their Capital Contribution or Capital Account or withdraw from the Company except as provided in this Agreement.  A Member who withdraws in violation of this Agreement shall not be entitled to receive the fair value of his interest as a result of the withdrawal but shall only be entitled to distributions he otherwise would have received as a Member as if such withdrawal had not occurred.

4.5           Loans.  The Company may borrow money for Company purposes from any source, including any Member, as determined by the Board of Managers, provided that such loan is not prohibited by any applicable law or regulation and is approved by the Minority Interest.  Any money borrowed from a Member shall not constitute a Capital Contribution to the Company, but shall constitute debt of the Company.  Any loan from a Member to the Company shall bear interest at a rate per annum equal to the rate charged by the Company’s principal lender unless otherwise approved by the Board of Managers and the Minority Interest.

4.6           Exchange Rights of Holders of Common Units and Series A Preferred Units.

(a)           At any time after the first anniversary of the Effective Date (the “Restriction Expiration Date”), Holders of Common Units and Series A Preferred Units shall have the right (subject to the terms and conditions set forth herein) to require Chardan to exchange all or a portion of the Common Units and Series A Preferred Units held by a Tendering Party (as defined below) (such Common Units or Series A Preferred Units being hereafter “Tendered Units”) in exchange (an “Exchange”) for the number of shares of Chardan Ordinary Shares or Chardan Series A Preferred Shares calculated as determined below.

(b)           Any Exchange shall be exercised pursuant to a notice given to the Company and Chardan by a Holder of Common Units or Series A Preferred Units (the “Tendering Party”) that such Tendering Party elects to exercise its right (subject to the terms and conditions set forth herein) to require Chardan to exchange the number of Common Units or Series A Preferred Units held by the Tendering Party as specified in such notice (a “Notice of Exchange”).  On the Specified Exchange Date, the Tendering Party shall transfer to Chardan such number of Tendered Units specified in the Notice of Exchange and shall receive in exchange certificates for the related Chardan Ordinary Share Amount.  Chardan unconditionally agrees to deliver to the Tendering Party the Chardan Ordinary Share Amount, issued in the name of the Tendering Party, on the Specified Exchange Date as duly authorized, validly issued, fully paid and non-assessable shares of Chardan Ordinary Shares or Chardan Series A Preferred Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than restrictions provided in the Chardan Articles, the Securities Act and relevant state securities or “blue sky” laws.  The shares of Chardan Ordinary Shares or Chardan Series A Preferred Shares issued pursuant to this Section 4.6 will be “Registrable Securities” as defined in the Registration Rights Agreement.  Chardan will at all times reserve and keep available, solely for the issuance and delivery upon the exchange of Common Units and Series A Preferred Units as provided herein, that number of shares of Chardan Ordinary Shares, Chardan Series A Preferred Shares and such other stock, securities or property, as from time to time shall be issuable upon the exchange of all outstanding Common Units and Series A Preferred Units.  If any unreasonable delay arises in such delivery, Chardan will use its reasonable efforts to provide the Tendering Party with all indicia of ownership of such Chardan Ordinary Shares or Chardan Series A Preferred Shares, including, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Exchange Date, provided, however, no Tendering Party shall be entitled to receive such dividends on the Chardan Ordinary Shares or Chardan Series A Preferred Shares received in the Exchange if such Tendering Party received a distribution on such Tendering Units which are made in connection with such dividends.  Chardan Ordinary Shares or Chardan Series A Preferred Shares issued upon an acquisition of the Tendered Units by Chardan pursuant to this Section 4.6 may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as Chardan in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

(c)           Notwithstanding the foregoing, at the request of Chardan and approved unanimously by the members of the Board of Directors of Chardan (the “Board”) nominated by the Principals (as defined in the Voting Agreement), if any are then entitled to serve on the Board, and, Kerry Propper, so long as he owns any of Chardan’s outstanding voting shares and with the consent of the Minority Interest (which may be withheld in their sole discretion), Chardan may deliver to the Tendering Party an amount equal to the Cash Amount in lieu of the Chardan Ordinary Share Amount payable on the Specified Exchange Date.  Any request made by Chardan pursuant to this Section 4.6(c) shall be made prior to the Specified Exchange Date.  In the event of an Exchange, the Cash Amount shall be delivered by wire transfer, certified check or as otherwise instructed by the Tendering Party.

(d)           Except as provided in Section 5.4, a Tendering Party shall have no right to receive distributions with respect to any Tendered Units (other than the Cash Amount) paid after the Exchange.

(e)           Notwithstanding anything herein to the contrary, with respect to any Exchange pursuant to this Section 4.6:

(1)           No Tendering Party may effect an Exchange for less than five hundred (500) Common Units or Series A Preferred Units or, if such Tendering Party holds less than five hundred (500) Common Units or Series A Preferred Units, all of the Common Units or Series A Preferred Units held by such Tendering Party.

(2)           The consummation of such Exchange shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(3)           The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 8.2 hereof) all Common Units or Series A Preferred Units subject to any Exchange, and be treated as a Member, with respect to such Common Units or Series A Preferred Units for all purposes of this Agreement, until such Common Units or Series A Preferred Units are paid for by the Company pursuant to this Section 4.6.

(f)           Other Redemptions.  Except with respect to the Common Units and Series A Preferred Units as provided in this Section 4.6 and the Series B Preferred Units as provided in Section 4.1(c), without the prior written approval of the Minority Interest and a majority of the members of the Board not nominated by the Stern Participants or FlatWorld, the Company will not acquire, by purchase, redemption or otherwise, any Units of any class or type of any Member or Holder without offering to purchase, on the same terms and conditions, a proportionate share of the Membership Units of such class or type of all other applicable Members or Holders.  Except as provided in Section 4.6, any Membership Units so acquired by the Company will be deemed canceled.

4.7           Conversion of Series A Preferred Units into Common Units.

(a)           At any time after the Effective Date, Holders of Series A Preferred Units shall have the right (subject to the terms and conditions set forth herein) to convert all or a portion of their Series A Preferred Units into the number of Common Units calculated as determined below (each a “Conversion”).  Upon dissolution of the Company, in the event the Conversion of the Series A Preferred Units would result in a Holder of the Series A Preferred Units receiving pursuant to Section 5.3(b) an amount greater than the Series A Preferred Unreturned Capital Amount, such Series A Preferred Units shall be deemed to be converted into Common Units.

(b)           Any Conversion shall be exercised pursuant to a notice given by a Holder of a Series A Preferred Unit (a “Converting Party”) to the Company that such Converting Party elects to exercise its rights to require the Company to convert the number of Series A Preferred Units held by the Converting Party as specified in such notice into Common Units (the “Notice of Conversion”).  On the Specified Conversion Date, the Converting Party shall transfer to the Company such number of Series A Preferred Units as indicated in the Notice of Conversion.  The Company unconditionally agrees to deliver to the Converting Party a number Common Units equal to the Unit Amount.  The Common Units shall be issued in the name of the Converting Party on the Specified Conversion Date as duly authorized and validly issued Common Units, free of any pledge, lien, encumbrance or restriction, other than restrictions provided in this Agreement and relevant securities laws.  The Company will at all times, with respect to the Series A Preferred Units, reserve and keep available, solely for the issuance and delivery upon the conversion of Series A Preferred Units as provided herein, that number of Common Units, as from time to time shall be issuable upon the conversion of all outstanding Series A Preferred Units.

4.8           Options and Warrants.  The Company has issued to Chardan warrants (the “DAL Warrants”) to purchase up to a maximum of 11,441,666 Common Units, in the form attached hereto in Appendices E.  Chardan shall exercise a DAL Warrant upon the exercise of a corresponding Chardan Warrant or Underwriter Option, using the same type of consideration as used to exercise the Chardan Warrant or Underwriter Option (i.e. cash or cashless exercise).

4.9           Issuance of Employee Incentive Units.  The Company shall issue to Chardan that number of Common Units equal to the number of shares of Chardan Ordinary Shares issued by Chardan pursuant to equity incentive plans for the benefit of Chardan directors, employees or consultants, up to a maximum of 1,570,000 Common Units in exchange for the consideration received by Chardan upon the issuance of the Chardan Ordinary Shares (the “Employee Incentive Units”).

4.10         Issuance of Additional Common Units.  As consideration for Chardan’s initial capital contribution to the Company, the Company shall issue to Chardan that number of Common Units equal to the number of shares of Chardan Ordinary Shares issued by Chardan pursuant to the terms of the Warrant Sale Agreement, up to a maximum of 233,000 Common Units, at the same time as Chardan issues such Chardan Ordinary Shares.

4.11         Issuance of Certificates.  Units shall be evidenced and represented by a Certificate of Membership in a form approved by the Board of Managers.  Any certificate evidencing Units will bear the following legend reflecting the restriction on the transfer of Membership Interests contained in this Agreement:

“THE [COMMON UNITS, SERIES A PREFERRED UNITS OR SERIES B PREFERRED UNITS] EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING RESTRICTIONS ON TRANSFER, CONTAINED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF _________, 2009, AS THE SAME MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE EXECUTIVE OFFICE OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH UNIT OR UNITS UPON WRITTEN REQUEST TO THE COMPANY.  NO TRANSFER OF THE UNIT OR UNITS EVIDENCED BY THIS CERTIFICATE WILL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN COMPLIED WITH IN FULL AND NO PERSON MAY REQUEST THE COMPANY TO RECORD THE TRANSFER OF ANY UNITS IF SUCH TRANSFER IS IN VIOLATION OF SUCH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.”

Certificates representing Units shall also bear any other legend required at any time under the Securities Act or other applicable law, including the following legend:

“THE [COMMON UNITS, SERIES A PREFERRED UNITS OR SERIES B PREFERRED UNITS] EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED NOR UNDER THE SECURITIES LAWS OF ANY STATE (COLLECTIVELY THE “SECURITIES ACT”). OTHER THAN WITH RESPECT TO TRANSFERS SPECIFICALLY EXEMPTED FROM AN OPINION OF COUNSEL PURSUANT TO SECTION 8.7 OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF _________, 2009, AS THE SAME MAY BE AMENDED, THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT, OR DELIVERY OF AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF SUCH SECURITIES THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED WITH RESPECT TO SUCH SALE, OFFER FOR SALE, TRANSFER, PLEDGE OR OTHER HYPOTHECATION OF SUCH SECURITIES.

  The Company may make a notation in its records or give instructions to any transfer agents or registrars for the Units in order to implement the restrictions on Transfer set forth in this Agreement.

5.  Capital Accounts; Profits and Losses; Distributions.

5.1           Capital Accounts.  A Capital Account shall be maintained for each Member, in accordance with Section 102 of Appendix B.

5.2           Allocations of Profits and Losses.  Except as otherwise provided in this Agreement, Profits and Losses of the Company (and items of gross income and gross deduction to the extent necessary) shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation and any special allocations under Appendix B (including as a result of a hypothetical sale), but before any distribution to the Members for such Fiscal Year under Section 10.2(a) is, nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.3(b) hereof if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities are satisfied (limited in the case of each nonrecourse liability (as defined in Treasury Regulation Section 1.704-2(b)(4)) to the Book Value of the Company assets securing such liability) and the net assets of Company were distributed in accordance with Section 5.3(b) to the Members immediately after making such allocations.

5.3           Distributions.

(a)           Except as provided in Section 5.4, prior to the dissolution of the Company, the Company shall distribute from time to time, as determined by the Board of Managers, Distributable Cash, to the Holders of the Common Units and Series A Preferred Units pro rata in accordance with their Membership Percentages.

(b)           Solely for purposes of determining allocations under Section 5.2, it shall be assumed that following the dissolution of the Company, distributions to Members shall be made in the following order of priority:

(1)           First, to the Holders of Series A Preferred Units in proportion to each such Holder’s Series A Preferred Unreturned Capital Amount until each such Holder’s Series A Preferred Unreturned Capital Amount is reduced to zero; and

(2)           Then, to the Holders of Common Units (including Series A Preferred Units to the extent such Series A Preferred Units would be deemed to be converted pursuant to Section 4.7) pro rata in accordance with their Membership Percentages.

5.4           Tax Distributions.  The Company shall make quarterly distributions, on or before March 8, June 8, September 8, and December 8 of each Fiscal Year, of Distributable Cash in an amount equal to the estimated tax payments due by the Members on the fifteenth of each such month based on the estimated taxable income of the Company for the quarterly period through the end of the month preceding such date (as determined by the Company) multiplied by the sum of the highest stated combined federal, state and local tax rate (including any branch profits tax pursuant to Code Section 884 if applicable) applicable to an individual resident in New York City or a foreign corporation doing business in New York City, whichever is higher. Within sixty (60) days after the end of each Fiscal Year, the Company shall make a distribution of Distributable Cash in an amount equal to the taxable income of the Company for such Fiscal Year multiplied by the sum of the highest stated combined federal, state and local tax rate (including any branch profits tax pursuant to Code Section 884 if applicable) applicable to an individual resident in New York City or a foreign corporation doing business in New York City, whichever is higher, minus the sum of all distributions previously made pursuant to this Section 5.4 in the applicable Fiscal Year (the “Annual Distribution”).  For purposes of determining taxable income of the Company pursuant to this Section 5.4, such taxable income shall be determined without regard to any adjustments to basis permissible under Sections 743(b) and 734(b) of the Code.  For purposes of computing the amount of any distribution pursuant to this Section 5.4, it shall be assumed that all taxable income is allocable or apportionable solely to New York City.  All distributions made pursuant to this Section 5.4 shall be distributed to Holders of Common Units and Series A Preferred Units pro rata in accordance with their respective Membership Percentages. Notwithstanding anything to the contrary in this Agreement, in the event any Member Exchanges any Units pursuant to Section 4.6, such Member shall be entitled to receive a distribution with respect to such Tendered Units, pursuant to this Section 5.4, for the fiscal quarter in which the Notice of Exchange occurs, and for the prior fiscal quarter if the distribution for that fiscal quarter has not been paid at the time of the Exchange, whether or not they are a Member at the time of the Distribution, based upon the share of the taxable income of the Company for such quarter allocated to them.  Any amounts distributed pursuant to this Section 5.4 shall be taken into account in determining subsequent distributions made pursuant to Section 5.3 and Section 10.2 so that each Member receives the aggregate amount of distributions it would have received if distributions under this Agreement were determined without giving effect to this Section 5.4.

5.5           Tax Matters for Company Handled by Tax Matters Partner.  The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.  The Tax Matters Partner shall have the authority and responsibility to arrange for the preparation of, and timely file, the Company’s tax returns.  Notwithstanding the foregoing, (a) the Tax Matters Partner will promptly notify the Members of the commencement of any audit or similar proceedings and will give a representative appointed by the Minority Interest (the “Minority Interest Representative”) prior notice of all scheduled telephonic or other meetings with the Internal Revenue Service or other taxing authority and copies of all notices or other written communications received from any taxing authority related thereto, (b) the Minority Interest Representative will have the right to attend such meetings and to control any audit (with counsel of its own choice) to the extent it relates to the tax treatment of the transactions described in the Contribution Agreement, and (c) the Tax Matters Partner will not make any material election or decision under the Code or in connection with any audit without the approval of the Minority Interest Representative, which approval shall not be unreasonably withheld.  The authority of the Tax Matters Partner under this Section 5.5 shall also be subject to the rights of the Members under any of the tax indemnity agreements between Chardan and a Member or its Affiliates.

5.6           Liability for Amounts Distributed.  The Members agree that, except as otherwise expressly provided herein or required by applicable law, no Member will have an obligation to return money or other property paid or distributed to such Member, whether or not such distribution was in violation of the Act.  The agreement set forth in the immediately preceding sentence will be deemed to be a compromise for purposes of §18-502(b) of the Act.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such return, such obligation will be the obligation of such Member and not of any other Person.

5.7           Withholding and Payments on Behalf of a Member.  If the Company makes a payment to a Governmental Authority that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company) such payment shall be treated as a distribution to such Member.  Any such amount (other than an amount withheld from a distribution to the Member) shall be recouped by reducing subsequent distributions, including any liquidating distribution pursuant to Section 10.2, pursuant to this Agreement to which such Member would otherwise be entitled (other than distributions pursuant to Section 5.4 or 5.7).

5.8           Payment of Operating Expenses.  The Company shall assume and pay all Chardan Operating Expenses.  Chardan shall submit to the Company each calendar month evidence of the amount of such Chardan Operating Expenses for the prior calendar month (the “Chardan Operating Expenses Invoice”).  The Company shall pay the Chardan Operating Expenses Invoice within seven (7) days of receipt.

5.9           Consistent Reporting.  The Members are aware of the income tax consequences of the allocations made by this Article 5 and Appendix B and hereby agree to be bound by this Article 5 and Appendix B in reporting their shares of Company income and loss for income tax purposes.  Neither the Company nor any Member (or successor or assignee of its Units) shall take any position on any federal, state or local income or franchise tax returns inconsistent with the position reported to it on its Internal Revenue Service Form 1065 and Schedule K-1 to Form 1065 (or such successor forms), subject to Section 5.10.

5.10         Letter Agreements.  The terms and conditions of this Agreement or the other Transaction Documents (as such term is defined in the Contribution Agreement) shall be subject to the terms and conditions of the Letter Agreements, and the Company shall remain obligated under the Letter Agreements in accordance with its terms and conditions. In the event of a conflict between the terms and conditions of this Agreement, and a Letter Agreement or a conflict between the terms and conditions of any Transaction Document, and a Letter Agreement, the terms and conditions of the Letter Agreement shall control for all purposes. Notwithstanding anything to the contrary in this Agreement, the Letter Agreements shall survive the execution of this Agreement and shall not be terminated, revised or amended without the prior written consent of FlatWorld, which consent may be withheld in its sole discretion. Furthermore, notwithstanding anything to the contrary in this Agreement, in the event of (A) a Section 704(c) Gain Event, FlatWorld shall have the right to immediately Exchange Common Units held by it for Chardan Ordinary Shares, pursuant to the terms of Section 4.6 (treating the Closing Date as the Restriction Expiration Date), and sell such Chardan Ordinary Shares, to the extent required for FlatWorld to sell such Chardan Ordinary Shares, up to a dollar amount equal to (i) all Taxes due by FlatWorld on such taxable income as FlatWorld would so recognize as a result of the Section 704(c) Gain Event and (ii) the Taxes due by FlatWorld on such taxable income FlatWorld recognizes as a result of the Exchange of Common Units for Chardan Ordinary Shares and the subsequent sale of such Chardan Ordinary Shares in order to pay the Taxes due pursuant to preceding clause (i); or (B) a breach by the Company of a Letter Agreement or a breach of Section 5.9 of this Agreement relating to, or in connection with, matters covered by a Letter Agreement, FlatWorld shall have the right to immediately Exchange all Common Units held by it (including the Common Units into which any Series B Preferred Units are automatically convertible, but which have not yet been converted, at the time such Series B Preferred Units are converted into Common Units, if at all) for Chardan Ordinary Shares, pursuant to the terms of Section 4.6 (treating the Closing Date as the Restriction Expiration Date), and sell such Chardan Ordinary Shares; and, in either case, the Company, Chardan and the Stern Participants agree that any restrictions on FlatWorld’s right to sell Chardan Ordinary Shares contained in any agreement between such parties shall be released (but, in the case of (A), only to the extent required for it to take the foregoing actions). For purposes of clause (A), FlatWorld shall be deemed to pay Taxes at a fifty percent (50%) tax rate.  The parties hereto on behalf of themselves and their respective Affiliates, successor and assigns agree that this paragraph is not intended to be, nor shall it be treated as, a liquidated damages provision and shall in no way limit the damages to which FlatWorld may be entitled pursuant to this Agreement or any Transaction Document (as such term is defined in the Contribution Agreement) as a result of any breach by the Members or the Company of their obligations under this Agreement, a Letter Agreement, or any Transaction Document (as such term is defined in the Contribution Agreement).

5.11         Additional Tax Matters.  It is intended that the Company be classified as a partnership for U.S. federal income tax purposes.  In furtherance of such intent, the Company shall not make an election pursuant to Section 301.7701-3(c) of the Treasury Regulations to be treated as an entity other than a partnership.  The Company shall not elect, pursuant to Section 761(a) of the Code, to be excluded from the provisions of subchapter K of the Code.  Furthermore, notwithstanding anything to the contrary herein, the Company shall make an election under Section 754 of the Code on its income tax returns that includes the Effective Date.

6.  Management.

6.1           Board of Managers.  The business and affairs of the Company shall be managed by a Board of Managers (the “Board of Managers”).  The Board of Managers shall consist of five Managers.  The members of the Board of Managers need not be residents of Delaware or Members of the Company.  The initial Board of Managers shall be the individuals specified below:

  David J. Stern
  Kerry Propper
  Raj Gupta
  Mark Harmon
  Matthew Kayton

The Board of Managers can take all actions required to conduct the business and affairs of the Company, except as provided otherwise in the Delaware Limited Liability Company Act.  The Manager shall be deemed to owe the same fiduciary duties to the Members that directors of Delaware corporations owe to that corporation’s stockholders under Delaware law.  Except as otherwise expressly provided in this Agreement, the Members shall not participate in the control of the Company and shall have no right, power or authority to act for on behalf of or otherwise bind, the Company.

6.2           Initial Period Board of Managers Provisions.  The following provisions shall be applicable to the Board of Managers during the Initial Period:

(a)           Resignation and Removal.  Managers may only be removed for Cause by vote of the Majority Interest.  Managers shall hold office until removed for Cause or until their resignation or death.  Managers may resign by written notice to this Company.  The resignation is effective upon its receipt by the Company or a subsequent time as set forth in the notice of resignation.

(b)           Vacancies.  Vacancies in the Board of Managers occurring by reason of death, resignation or removal of a Manager shall be filled by the Manager’s alternatives as set forth below and in the order listed below:

Manager	First Alternative	Second Alternative

David J. Stern
Kerry Propper
Raj Gupta	Jeffrey Valenty	Vivek Selot
Mark Harmon
Matthew Kayton

6.3           Post-Initial Period Board of Managers Provisions.  The following provisions shall be applicable to the Board of Managers following the Initial Period:

(a)           Numbers.  The Board of Managers may fix the number of Managers from time to time.

(b)           Election, Resignation and Removal.  Each Manager shall be elected at the annual meeting of the Members, each to hold office until the next annual meeting of Members and until such Manager’s successor is elected and qualified, or until such Manager’s resignation, death, or removal.  A Manager may resign by written notice to the Company.  The resignation is effective upon its receipt by the Company or a subsequent time as set forth in the notice of resignation.  A Manager or the entire Board of Managers may be removed, with or without cause, by vote of the Majority Interest.

(c)           Vacancies.  Vacancies in the Board of Managers occurring by reason of death, resignation, removal, or increase in the number of Board of Managers, or otherwise, shall be filled by an affirmative vote of a majority of the remaining Board of Managers, unless filled by proper action of the Members of the Company.  Each person so elected shall be a member of the Board of Managers for a term of office continuing only until the next election of the Board of Managers by the Members.

(d)           Stern Participants Nominee.  For so long as the Stern Participants beneficially own Membership Interests comprising at least five (5%) percent of the outstanding Membership Interests of the Company, the Stern Participants shall have the right to appoint one Manager to the Board of Managers.

(e)           FlatWorld Nominee.  For so long as FlatWorld beneficially own Membership Interests comprising at least five (5%) percent of the outstanding Membership Interest of the Company, FlatWorld shall have the right to appoint one Manager to the Board of Managers.

6.4           General Board of Manager Provisions.

(a)           Regular and Special Meetings.  Regular meetings of the Board of Managers may be held at such times and places as the majority of the Board of Managers may from time to time determine at a prior meeting or as shall be directed or approved by the written consent of all of the Board of Managers.  Special meetings of the Board of Managers may be called by the President and shall be called by the President or Secretary upon the written request of any two members of the Board of Managers.

(b)           Notices.  No notice shall be required for annual or regular meetings of the Board  of Managers or for adjourned meetings, whether regular or special.  One day written notice shall be given for special meetings of the Board of Managers.  Such notice shall state the time and place, but need not state the purpose or purposes of the meeting.

(c)           Quorum.  A majority of the Board of Managers then in office, or of the members of a committee thereof, constitutes a quorum for the transaction of business.  The vote of a majority of the Board of Managers present at any meeting at which there is a quorum shall be the acts of the Board of Managers or of the committee, except as a larger vote may be required by the laws of the State of Delaware.  A Manager or member of a committee designated by the Board of Managers may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can communicate with other participants.  Participation in a meeting of in this manner constitutes presence in person at the meeting.

(d)           Executive and Other Committees.  The Board of Manages may, by resolution passed by a majority of the whole Board of Managers, appoint an executive committee to exercise all powers and authorities of the Board of Managers in management of the business and affairs of the Company, except that the committee shall not have the power or authority to (a) amend the Certificate; (b) adopt an agreement of merger or consolidation; (c) recommend to Members the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to Members a dissolution of the company or revocation of a dissolution; (e) amend this Agreement; (f) fill vacancies in the Board of Managers; or (g), unless expressly authorized by the Board of Managers, authorize the issuance of Membership Interests.

(e)           The Board of Mangers from time to time may, by like resolution, appoint such other committees of one or more Managers to have such authority as shall be specified by the Board of Managers in the resolution making such appointments.  The Board of Managers may designate one ore more Managers as alternate members of any committee who may replace an absent or disqualified member at any meeting thereof.

(f)           Dissents.  A Manager who is present at a meeting of the Board of Managers, or a committee thereof of which the Manager is a member, at which action on a company matter is taken is presumed to have concurred in that action unless the Manager’s dissent is entered in the minutes of the meeting or unless the Manager files written dissent to the action with the person acting as a secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Company promptly after the adjournment of the meeting.  Such right to dissent does not apply to a Manager who voted in favor of such action.  A Manager who is absent from a meeting of the Board of Managers, or a committee thereof of which the Manager is a member, at which any such action is taken is presumed to have concurred in the action unless the Manager files a written dissent with the Secretary of the Company within a reasonable time after the Manager has knowledge of the action.

(g)           Compensation.  The Board of Managers, by affirmative vote of a majority of Board of Managers in office and irrespective of any personal interest of any of them, may establish reasonable compensation of Managers for services to the Company as members of the Board of Managers or officers.

(h)           Action Without a Meeting.  Any action required or permitted at any meeting of the Board of Managers or committee of Board of Managers may be taken without a meeting, without prior notice and without a vote, if all of the Board of Managers or committee members entitled to vote thereon consent thereto in writing.

6.5           Minority Interest Limitations on the Authority of the Board of Managers.  For so long as the Stern Participants, FlatWorld and their transferees beneficially own Membership Interests comprising at least ten (10%) percent of the outstanding Membership Interests of the Company, the Board of Managers shall take none of the following actions on behalf of the Company (and the Company shall take no action through any Subsidiary) without the prior written approval of the Minority Interests:

(a)           taking or purporting to take actions in contravention of or engaging in activities inconsistent with this Agreement;

(b)           entering into, amending or waiving any contract with a Member or its Affiliate with any that is not at arm’s length;

(c)           engaging, removing or replacing the Company’s independent auditors;

(d)           requiring any guarantee from any Member;

(e)           declaring or making any Distribution, including any in-kind Distribution of securities or other non-cash assets, except as otherwise required by this Agreement;

(f)           issuing or granting any Equity Securities or any other Membership Interests in the Company, or any securities convertible into or exchangeable for any such Equity Securities (other than as provided in this Agreement);

(g)           amending or waiving any provision of this Agreement;

(h)           (i) merging, consolidating or combining the Company or any Subsidiary of the Company with any other Person, (ii) selling, leasing or transferring all or substantially all of the assets of the Company or any Subsidiary of the Company, (iii) entering into any transaction or series of related transactions in which more than 50% of the voting power of the Company or any Subsidiary of the Company is disposed, or (iv) liquidating, dissolving or winding up the Company or any Subsidiary of the Company;

(i)            materially changing the nature of the business of the Company or its Subsidiaries;

(j)           amending or waiving any provisions of the organizational or governing documents of any Subsidiary, in a manner that adversely affects the rights of the Minority Interests;

(k)           placing the Company into bankruptcy, making an assignment for the benefit of creditors or consenting to an involuntary bankruptcy or insolvency proceeding or the appointment of a receiver for the Company;

(l)            redeeming Membership Units except as provided in the Operating Agreement; or

(m)          creating any Subsidiary or taking any of the actions described above with respect to any Subsidiary.

6.6           Chardan Limitations on the Authority of the Board of Managers.  For so long as Chardan beneficially owns Membership Interest comprising more than fifty (50%) percent of the outstanding Membership Interests of the Company, the Board of Managers shall take none of the following actions on behalf the Company (and the Company shall take no action through any Subsidiary) without the prior written approval of Chardan, with any such approval of Chardan’s Board of Directors including the approval of a majority of the members of the Board not nominated by the Stern Participants or FlatWorld.

(a)           taking or purporting to take actions in contravention of or engaging in activities inconsistent with this Agreement;

(b)           entering into, amending or waiving any contract with a Member or its Affiliate that is not at arm’s length;

(c)           engaging, removing or replacing the Company’s independent auditors;

(d)           requiring any guarantee from any Member;

(e)           declaring or making any Distribution, including an in-kind Distribution of securities or other non-cash assets, except as otherwise required by this Agreement;

(f)           issuing or granting any Equity Securities or any other Membership Interests in the Company, or any securities convertible into or exchangeable for any such Equity Securities, (other than as provided in this Agreement).

(g)           amending or waiving any provision of this Agreement;

(h)           (i) merging, consolidating or combining the Company or any Subsidiary of the Company with any other Person (ii) selling, leasing or transferring all or substantially all of the assets of the Company or any Subsidiary of the Company, (iii) entering into any transaction or series of related transactions in which more than 50% of the voting power of the Company or any Subsidiary of the Company is disposed, or (iv) liquidating, dissolving or winding up the Company or any Subsidiary of the Company;

(i)            materially changing the nature of the business of the Company or its Subsidiaries.

(j)            amending or waiving any provisions of the organizational or governing documents of any Subsidiary, in a manner that adversely affects the rights of Chardan;

(k)           placing the Company into bankruptcy, making an assignment for the benefit of creditors or consenting to an involuntary bankruptcy or insolvency proceeding or the appointment of a receiver for the Company;

(l)            redeeming Membership Units except as provided in the Operating Agreement;

(m)          adopting, making or revoking any tax or accounting election or method for the Company or its Subsidiaries that materially adversely affects Chardan, but not the other Members;

(n)           determining Value under Section 4.6, or Section 4.1(e)(2), fair market value under Sections 4.3(a) or 4.3(b)(2) if Members are contributing additional property to the Company, or fair market value or gross fair market value of property contributed by Minority Members or being distributed to Members other than on a pro rata basis, as provided in Section 10.2, the definition of “Capital Contributions” and Section 102 of Appendix B; or

(o)           creating any Subsidiary or taking any of the actions described above with respect to any Subsidiary.

6.7           Stern Participants Limitation on the Authority of the Board of Managers.  For so long as a Stern Participant beneficially owns a Membership Interest, the Board of Managers on behalf of the Company (and the Company through any Subsidiary) without the prior written approval of the Stern Participants, shall not, directly or indirectly, sell, transfer or dispose of any of the Contributed Assets (as defined in the Contribution Agreement) or any DJS LLC Interests, PTA LLC Interests or DSI LLC Interests (as defined in the Contribution Agreement) (collectively the “Newly Formed LLC Interests”) or any direct or indirect interest therein (a “Disposition”) in any transaction in which a Stern Participant or any beneficial member of a Stern Participant would recognize taxable income pursuant to Code Section 704(c) due to the difference between the Book Value of a Contributed Asset or a Newly Formed LLC Interest and a Stern Participant’s adjusted basis in the Contributed Asset or Newly Formed LLC Interest for federal income tax purposes as of the Closing Date, as defined in the Contribution Agreement. In the event the Company exchanges any Contributed Asset or Newly Formed LLC Interest for other assets in a “nonrecognition transaction” (as defined in Code Section 7701(a)(45)) (the “Exchanged Assets”) in which the Exchanged Assets are received as “substituted basis property” (as defined in Code Section 7701(a)(42)), then such Exchanged Assets shall be treated as Contributed Assets or Newly Formed LLC Interests for which they were exchanged for purposes of the provisions of this Agreement relating to a Stern Participant recognizing taxable income under Section 704(c) of the Code.

6.8           FlatWorld Limitation on the Authority of the Board of Managers.  In the event the Company (or the Company through any Subsidiary), without the prior written approval of FlatWorld, shall, directly or indirectly, sell, transfer or dispose of any asset in any transaction in which FlatWorld or any beneficial member of FlatWorld would recognize taxable income pursuant to Code Section 704(c) or under a so-called “reverse” Section 704(c) principles pursuant to Treasury Regulations Section 1.704-3(a)(6)(i) due to the difference between the Book Value of such asset and FlatWorld’s adjusted basis in such asset for federal income tax purposes as of the Closing Date, as defined in the Contribution Agreement (a “Section 704(c) Gain Event”), then, notwithstanding anything in this Agreement to the contrary, FlatWorld shall have the rights as set forth in Section 5.10.  In the event the Company exchanges any asset that would be subject to this Section 6.8(a) for other assets in a “nonrecognition transaction” (as defined in Code Section 7701(a)(45)) (the “Exchanged Assets”) in which the Exchanged Assets are received as “substituted basis property” (as defined in Code Section 7701(a)(42)), then such Exchanged Assets shall be treated as assets deemed to have been contributed by FlatWorld on the date hereof for which they were exchanged for purposes of the provisions of this Agreement relating to FlatWorld recognizing taxable income under Section 704(c) of the Code..

6.9           Other Duties.

(a)           Books and Records.  The Company shall keep true and complete books of account and records of all Company’s business and affairs as required by the Act.  The books of account and records shall be kept at the principal office of the Company and shall reflect all Company transactions and shall be adequate for the Company’s business and comply with applicable law and listing regulations and standards, including as it may relate to Chardan and the Stern Participants.

(b)           Tax Returns.  The Company shall timely file all required tax returns.  Such tax returns shall be signed by an officer of the Company.  Notwithstanding anything to the contrary in this Agreement, FlatWorld shall have the right to review all federal, state and local income and franchise tax returns (together, “Income Tax Returns”) for any tax year including or immediately following the Closing Date, as such term is defined in the Contribution Agreement, on which matters relating to the Tax Position are reported, the reporting on which may be affected by the terms and conditions of the Letter Agreements.

(c)           Reports.  The Company will use its best efforts to furnish, or cause to be furnished, to each Member the following items (i) a quarterly financial statement of the Company (within forty-five (45) days following the end of each calendar quarter), (ii) an audited annual report consisting of an income statement for the prior Fiscal Year and a balance sheet as of the end of  the Fiscal Year ended to be furnished within ninety (90) days after the end of each Fiscal Year and (iii) Member information tax returns (Schedule K-1) fore each Fiscal Year to be furnished on or before March 8 following the end of such Fiscal Year. The Company shall provide each Member with such information as the Member reasonably requests regarding the Company’s business and operations. The Company will cooperate with Chardan in the preparation of its quarterly and annual financial statements and SEC reports and will provide requested information in a reasonably timely fashion.

(d)           Bank Accounts and Investment of Funds.  All funds of the Company shall be deposited in its name in such checking accounts, savings accounts, time deposits, or certificates of deposit or shall be invested in such other manner, as shall be designated by the Board of Managers from time to time.  Withdrawals shall be made upon such signature or signatures as the Board of Managers may designate.

6.10         Officers.  The day-to-day management of the Company shall be vested in the officers of the Company under the supervision of the Board of Managers.  The Board of Managers may elect or appoint a President, a Secretary and a Treasurer, and one or more Vice-Presidents, Assistant Secretaries or Assistant Treasurers.  Any two or more of the above offices, except those of President and Vice-President, may be held by the same person.  No officer shall execute, acknowledge or verify an instrument in more than one capacity if the instrument is required by law, the Certificate or this Agreement to be executed, acknowledged, or verified by two or more officers.  The initial Officers shall be those specified below:

President                  David J. Stern

Treasurer                  Kumar Gursahaney

Secretary                  Forrest McSurdy

(a)           Term of Office, Registration and Removal.  An officer shall hold office for the term for which he is elected or appointed and until his successor is elected or appointed and qualified, or until his resignation or removal.  An officer may resign by providing written notice to the Company.  The resignation is effective upon its receipt by the Company or at a subsequent time specified in the notice of resignation.  The election or appointment of an officer does not of itself create contract rights. An officer may be removed at any time by the Board of Managers for any reason or for no reason, upon notice to the officer.

(b)           Vacancies.  The Board of Managers may fill any vacancies in any officer position occurring for whatever reason.

(c)           Authority.  All officers, employees and agents of the Company shall have such authority and perform such duties in the conduct and management of the business and affairs of the Company as may be designated by the Board of Managers and this Agreement.

(d)           President.  The President shall be the Chief Executive Officer of the Company.  The President will report to the Board of Managers and have the general powers and duties of management usually vested in the office of the president and the chief executive officer of a corporation organized under the General Corporation Laws of the State of Delaware, and will have such other powers and duties as may be prescribed by the Board of Managers or this Agreement.  He may execute any documents in the name of the Company and shall have such other powers and duties as may be prescribed by the Board of Managers; provided, however, that, in the event that the members of the Board of Managers not nominated by the Stern Participants determine in good faith by majority vote that David J. Stern, while serving as President of the Company, has a conflict of interest with respect to a matter involving the Company because of his other interests or activities, they may designate another person to represent the Company with respect to that matter.  The parties acknowledge that Mr. Stern has a conflict of interest with respect to the enforcement of the Company’s or Chardan’s rights under any Transaction Document as against, or defending against any claim brought by or on behalf of the Company, a Stern Participant or an Affiliate thereof, including under Section 12.1, and Chardan’s indemnification rights under the Master Acquisition Agreement dated November __, 2009, the Contribution and Membership Interest Purchase Agreement dated the date hereof and the Stern Participants Tax Indemnity Agreement dated the date hereof.

(e)           Vice Presidents.  The Vice Presidents, in order of their seniority, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties as the Board of Managers or the President may from time to time prescribe.

(f)           Secretary.  The Secretary shall attend all meetings of the Members and shall record all votes and minutes of all proceedings in a book to be kept for that purpose, shall give or cause to be given notice of all meetings of the Members.  The Secretary may delegate any of the duties, powers and authorities of the Secretary to one or more Assistant Secretaries, unless such delegation is disapproved by the Board of Managers.

(g)           Treasurer.  The Treasurer shall have the custody of the Company funds and securities; shall keep full and accurate accounts of receipts and disbursements in books of the Company; and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the President.  The Treasurer shall render to the President, whenever he may require it, an account of his transactions as Treasurer and of the financial condition of the Company.  The Treasurer may delegate any of the duties, powers and authorities of the Treasurer to one or more Assistant Treasurers, unless such delegation is disapproved by the Board of Managers.

(h)           Assistant Secretaries and Assistant Treasurers.  The Assistant Secretaries, in order of their seniority, shall perform the duties and exercise the powers and authorities of the Secretary in case of the Secretary’s absence or disability.  The Assistant Treasurers, in order of their seniority, shall perform the duties and exercise the powers and authorities of the Treasurer in case of the Treasurer’s absence or disability.  The Assistant Secretaries and Assistant Treasurers shall also perform such duties as may be delegated to them by the Secretary and Treasurer, respectively, and also such duties as the President may prescribe.

(i)            Reliance.  In exercising their authority and performing their duties under this Agreement, the officers shall be entitled to rely on information, opinions, reports or statements of (a) one or more employees or other agents of the Company or in subordinates whom the officer reasonably believes to be reliable and competent in the matters presented, and (b) any attorney, public accountant or other Person as to matters which the officer reasonably believes to be within such Person’s professional or expert competence, unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted.

7.  Members.

7.1           Rights of the Members.  Except as otherwise expressly provided in this Agreement, the Members shall have no right to take part in, vote on, or interfere in any manner with the management, conduct or control of the Company or its business, and shall have no right or authority whatsoever to act for or on behalf of the Company.

7.2           Voting Rights.

(a)           Right to Vote.  All Members shall be entitled to vote on any matter submitted to a vote of the Members by the Board of Managers, any matter requiring the vote of Members entitled to vote under the Act, and as otherwise conferred, expressly or by implication, by this Agreement.  Voting rights shall be determined on a Membership Unit basis, such that each Member is entitled to one vote for each Membership Unit held by a Member.

(b)           Required Vote.  When an action is to be taken by a vote of the Members, it shall be authorized by a Majority Interest, unless a greater vote is otherwise required by the laws of the State of Delaware or this Agreement.

(c)           Member Meetings.  Meetings of the Members may be called by the Board of Managers or the President and shall be called by the President or Secretary at the written request of Members holding a Majority Interest, provided, however, that meetings of the Members shall not otherwise be required.  The request shall state the purpose or purposes for which the meeting is to be called.

7.3           Consent.  The Members may take any action required or permitted to be taken at a meeting of the Members without a meeting, without prior notice, and without a vote, if Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote on the action were present and voted, consent in writing to the action so taken.  Every written consent will bear the date and signature of each Member who signs the consent.  The Company will notify promptly all Members who have not consented in writing to such action whenever the Members take an action without a meeting and without unanimous consent.  The Company shall maintain the consents received from Members in its books and records.

7.4           Notice of Meetings.  Except as otherwise provided by statute, written notice of the time, place and purposes of a meeting of Members shall be given not less than ten (10) nor more sixty (60) days before the date of the meeting to each Member entitled to vote at the meeting, either personally or by mailing such notice to his last address as it appears on the books of the Company.  No notice need be given of an adjourned meeting of Members provided the time and place to which such meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting.  However, if after the adjournment a new record date is fixed for the adjourned meeting a notice of the adjourned meeting shall be given to each Member of record on the new record date entitled to notice as provided in this Agreement.

7.5           Waiver of Notice.  Notice of the time, place and purpose of any meeting of Members may be waived by telecopy, fax,  electronic mail or other writing, either before or after the meeting, or in such other manner as may be permitted by the laws of the State of Delaware.  Attendance of a person at any meeting of the Members, in person or by proxy, constitutes a waiver of notice of the meeting except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Additionally, a Member’s attendance at a meeting will result in the waiver of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

7.6           Record Dates.

(a)           For the purpose of determining Members entitled to notice of and to vote at a meeting of Members or an adjournment of a meeting, the Board of Managers may fix a record date, which shall not precede the date on which the resolution fixing the record date is adopted by the Board of Managers.  The date shall not be more than sixty (60) nor less than ten (10) days before the date of the meeting.  If a record date is not fixed, the record date for determination of Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is given, or if no notice is given, the day next preceding the day on which the meeting is held.  When a determination of Members of record entitled to notice of or to vote at a meeting of Members has been made as provided in this section, the determination applies to any adjournment of the meeting, unless the Board of Managers fixes a new record date under this section for the adjourned meeting.

(b)           For the purpose of determining Members entitled to express consent to or to dissent from a proposal without a meeting, which shall not precede the date on which the resolution fixing the record date is adopted by the Board of Managers.  If a record date is not fixed and prior action by the Board of Managers is required with respect to the action to be taken without a meeting, the record date shall be the close of business on the day on which the resolution of the Board of Managers is adopted.  If a record date is not fixed and prior action by the Board of Managers is not required, the record date shall be the first date on which a signed written consent is delivered to the Company.

(c)           For the purpose of determining Members entitled to receive payment of a distribution, or allotment of a right, or for the purpose of any other action, the Board of Managers may fix a record date which shall not precede the date on which the resolution fixing the record date is adopted by the Board of Managers.  The date shall not be more than sixty (60) days before the payment of the distribution or allotment of a right or other action.  If the record date is not fixed, the record date shall be the close of business on the day on which the resolution of the Board of Managers relating to the action is adopted.

(d)           Only such Members as shall be Members of record on the date so fixed or otherwise determined shall be entitled to notice of and to vote at such meeting or adjournment thereof, or to express consent or to dissent from such proposal, or to participate in any other action, as the case may be, notwithstanding any transfer of any Membership Interests on the books of the Company, or otherwise, after any such record date.

7.7           List of Members.  The Secretary of the Company or the agent of the Company having charge of the records for the Membership Interests of the Company shall make and certify a complete list of the Members entitled to vote at a Members meeting or any adjournment thereof.  This list shall (a) include the address of, and type and number Units of each Membership Interest held by, each Member, and (b) be produced at the time and place of the meeting, (c) be subject to inspection by any Member during the whole time of the meeting, and (d) be prima facie evidence as to who are the Members entitled to examine the list or vote at the meeting.

7.8           No Cessation of Membership Upon Bankruptcy.  A Person will not cease to be a Member upon the happening, with respect to such Person, of any of the events specified in §18-304 of the Act.  Upon the occurrence of any event specified in §18-304 of the Act with respect to a Member, the business of the Company will be continued pursuant to the terms hereof without dissolution.

7.9           Quorum.  Unless a greater or lesser quorum is required by the Act, the Members present at a meeting in person or by proxy who, as of the record date for such meeting, were holders of a Majority Interest shall constitute a quorum at the meeting; provided, however, with respect to any matter to be presented at such meeting requiring approval of the Members holding Series A Preferred Units, a quorum shall require the presence, whether in person or by proxy, of Members holding a majority of the outstanding Series A Preferred Units.  Whether or not a quorum is present, a meeting of Members may be adjourned by the President or by a vote of the Holders of a majority of the Membership Interests of the Company.  A Member may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can communicate with the other participants.  Participation in a meeting in this manner constitutes presence in person at the meeting.

7.10           Proxies.  A Member entitled to vote at a meeting of Members or to express consent or dissent without a meeting may authorize other persons to act for the Member by proxy.  A proxy shall be signed by the Member or the Member’s authorized agent or representative and shall not be valid after the expiration of three years from its date unless otherwise provided in the proxy.  A proxy is revocable at the pleasure of the Member executing it except as otherwise provided by the laws of the State of Delaware.  Without limiting the manner in which a Member may authorize another person or persons to act for him or her as proxy, the following methods constitute a valid means by which a Member may grant authority to another person to act as proxy:

(a)           The execution of a writing authorizing another person or persons to act for the Member as proxy.  Execution may be accomplished by the Member or by an authorized officer, director, employee, or agent signing the writing or causing his or her signature to be affixed to the writing by any reasonable means including, but not limited to, facsimile signature.

(b)           Transmitting or authorizing the transmission of a telecopy, fax, electronic mail, or other means of electronic transmission to the person who will hold the proxy or to the Company, a proxy solicitation firm, proxy support service organization, or similar agent fully authorized by the person who will hold the proxy to receive that transmission.  Any fax, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telecopy, fax, electronic mail, or other electronic transmission is determined to be valid, and the persons making the determination shall specify the information upon which they relied.

A copy, fax, electronic mail, or other reliable reproduction of the writing or transmission created pursuant to this subsection may be substituted or used in lieu of the original writing or transmission for any purpose for which the original writing or transmission could be used, if the copy, or other reproduction is a complete reproduction of the entire original writing or transmission.

7.11         Additional Members.  No additional Members shall be admitted to the Company, except pursuant to Article 8. Except as otherwise provided in the next sentence, the Company may elect to deal only with Persons so admitted as Members (including their duly authorized representatives).  The Company will not be required to deal with any other Persons (other than with respect to Distributions to assignees pursuant to assignments in compliance with Article 8) merely because of an assignment or transfer of an Economic Interest to such Person.  Any Distribution by the Company to the Person shown on the Company’s records as a Member or its legal representative, or to the assignee of the right to receive Company Distributions as provided herein, will relieve the Company of all liability to any other Person who may be interested in such Distribution by reason of any other assignment by the Member or for any other reason.

7.12         Related-Party Transactions.  The Company may engage any Member, Officer or persons or firms affiliated or associated with any Member or Officer for specific purposes and may otherwise deal with them on the terms and for the compensation established by the Board of Managers, provided that such terms and conditions are arm’s length. The Members acknowledge and approve the agreements set forth in Appendix D.

7.13         Other Interests of Members.  A Member may have other business interests, including those which compete with the Company.  Neither the Company, a Manager nor any Member shall have the right to share or participate in such other interests of the Member.

7.14         Inspection Rights.  The Members (and their respective officers, attorneys, accountants and other authorized representatives) shall enjoy free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, so that such Members may have the opportunity to make any reasonable investigation they desire to make of the management, business, properties, and affairs of the Company; provided that any such Member owns Membership Interests.

7.15         Consent Rights of Holders of Series A Preferred Units.  Without the approval of the Members holding a majority of the outstanding Class A Preferred Units at the time of the action taken, the Company shall not, and shall cause its Subsidiaries not to:

(a)           amend or waive any provision of this Agreement, or the organizational or governing documents of any Subsidiary in a manner that adversely affects the rights of Holders of the Class A Preferred Units; or

(b)           authorize, issue or enter into any agreement providing for (i) the issuance (contingent or otherwise) of any Equity Securities (or any securities convertible into or exchangeable for any Equity Securities) with preferences on Distributions senior to or on parity with the Series A Preferred Units, (ii) the issuance of Series A Preferred Units, including by way of splits or subdivisions thereof, or (iii) the issuance (contingent or otherwise) of any equity securities (or any securities convertible into or exchangeable for such equity securities) by any Subsidiary of the Company other than to the Company.

8.  Transfer of Units.

8.1           Transfer of Units.  Subject to the following sentences and Sections 8.6 and 8.7, the Members may Transfer all or any portion of their respective Units only to a Permitted Transferee.  Except with the written approval of the Minority Interest, which approval may be withheld in their sole discretion, Chardan may not Transfer all or any portion of its Units to any Person, by operation of law or otherwise.  Upon any Transfer by a Member in violation of this Section 8.1, the other Members may pursue all legal remedies available to them as a result of such Member’s breach of this Agreement.

8.2           Rights of Assignees.  Until such time, if any, as a transferee of any Transfer under Section 8.1 is admitted to the Company as a substitute Member pursuant to Section 8.3, such transferee shall be only a Holder of an Economic Interest; provided, however, that a Permitted Transferee shall automatically become a substitute Member effective upon such Transfer.

8.3           Actions Following Transfers.  The Company shall not recognize any Transfer of Units unless all reasonable out-of-pocket costs incurred by the Company to effect such Transfer have been paid by the transferor and there is filed with the Company a written and dated notification of such Transfer, in form and substance satisfactory to the Company, executed and acknowledged by the transferor and the transferee and such notification (a) contains the agreement by the transferee to be bound by all the terms and conditions of this Agreement and (b) represents that such Transfer was made in accordance with all applicable securities laws and regulations.  Thereafter, the transferee shall be admitted by the Company as a Substitute Member.  The transferee of all of a Unit who becomes a substitute Member will succeed to all of the Capital Account of the transferor of such Unit, as the case may be, including all adjustments made thereto, and will have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement holding the same class of Units.  Admission of a substitute Member will become effective on the date such Person’s name is recorded on the books and records of the Company.  Upon the admission of a substitute Member: (x) the Company will amend Appendix C to reflect the name and address of, and number and class of Units held by, such substitute Member and to eliminate or adjust, if necessary, the name, address and Units of the predecessor of such transferee Member; and (y) to the extent of the Transfer to such substitute Member, the transferor Member will be relieved of its obligations under this Agreement.

8.4           Effect on Distributions.  Any Member or Holder who Transfers all of its Units in a Transfer permitted pursuant to this Article 8 will cease to be a member of the Company.  All Distributions with respect to which the Distribution Date is before the date of a Transfer in accordance with this Article 8 will be made to the transferor Member or Holder, and all Distributions with respect to which the Distribution Date is after the date of such Transfer will be made to the substitute Member or Holder.

8.5           Unauthorized Transfers.  To the fullest extent permitted by law, any purported Transfer by a Member or other Holder of a Unit that does not comply with Section 8.1 or is not recognized by the Company under Section 8.3 will be null and void ab initio and shall not be recognized by the Company, and the transferee under such purported Transfer will acquire no title or ownership thereby but will hold such Units for the benefit of the other Members.

8.6           Pledge of Units.  Subject to Section 8.7, notwithstanding anything in this Agreement to the contrary, a Member or Holder will be entitled to pledge its Units as security for a loan or other financing, or enter into a collar, a straddle, a futures or forward contract, a call or put option or other hedging transaction with respect to its Units, provided, however, for a one year period beginning from the Closing Date, no Member or Holder may pledge or enter into any hedging transaction that could involve a transfer of Units.  In the event such pledge or hedging transaction results in a transfer of Units to other than a Permitted Transferee, the Holder of such Units shall be deemed to have required those Units to be Exchanged, pursuant to Section 4.6, for Chardan Ordinary Shares or Chardan Series A Preferred Shares, as the case may be.

8.7           Restrictions on Transfer.  Notwithstanding any other provision of this Agreement, (a) no Member shall Transfer any Units, or any interest therein, and (b) neither the Company nor any Member shall enter into any financial instrument or contract the value of which is determined in whole or in part by reference to the Company and which would be treated as an “interest in a partnership” for purposes of Treasury Regulation Section 1.7704-1(a)(2), if the effect of such Transfer, or of such financial instrument or contract, would be to cause, or create a material risk of causing, (i) the Company to be classified as a publicly traded partnership within the meaning of Section 7704 of the Code, or (ii) the Company to terminate for federal income tax purposes.  In furtherance of the foregoing, unless otherwise consented to by the Stern Participants and the Board of Managers in writing in their sole discretion, no Member shall Transfer a Unit or interest therein if such Transfer would cause the Company to not satisfy one or more safe harbor provisions of Treasury Regulations Section 1.7704-1 including Sections 1.7704-1(e), (1), (g), (h) and (j), relating to publicly traded partnerships.  If the Company has one hundred (100) or more Members (including the partners, beneficiaries or shareholders of a Member (other than Chardan)) if the Board of Managers reasonably deems them to be “partners” as such term is used under Section 1.7704-1 (based on written advice from the Company tax accountants filing the Company’s Tax Returns), the Board of Managers may require, as a condition to recognizing any Transfer of any Unit or any interest therein, that the Member requesting such Transfer provide to the Company an opinion of counsel to the Member, to the effect that such Transfer meets one or more of such safe harbors or otherwise will not cause the Company to be treated as a publicly traded partnership for purposes of Section 7704 of the Code.  The Company will cooperate with such counsel by providing information and written representations (if factually true) to such counsel in connection with such opinion.  If the Board of Managers reasonably believes a Transfer may cause the Company to terminate for federal income tax purposes, the Board of Managers may require, as a condition to recognizing any Transfer of any Unit or interest therein, that the Member requesting such Transfer provide an opinion of counsel to the Member by a counsel and a form reasonably acceptable to the Company to the effect that such Transfer will not cause the Company to terminate for federal income tax purposes.  Except as otherwise provided above, the Company will cooperate with such counsel by providing information and written representations (if factually true) to such counsel in connection with such opinion.  The costs of any such opinion required by the Board of Managers shall be borne solely by the Member seeking to make a Transfer.  To the fullest extent permitted by law, any Transfer made in violation of this Section 8.7 shall be null and void ab initio and shall not be recognized by the Company.  Notwithstanding the foregoing, this Section 8.7 shall not preclude, and no opinion shall be required in connection with, (i) the Transfer of Units to Chardan pursuant to Section 4.6 or (ii) the Transfer of Units held by FlatWorld to the FlatWorld Owners, provided such Transfer results in a carryover basis in the Units in the hands of the FlatWorld Owners receiving such Units.

9.  Chardan Covenants

9.1           Limitations on Chardan.  From and after the date of this Agreement, without the consent of the Minority Interest or the members of the Board not nominated by the Stern Participants or FlatWorld, except in the case of Section 9.1(f) below, in which case the approval of a majority of the independent members of the Board is required rather than the members of the Board not nominated by the Stern Participants and FlatWorld, Chardan shall not:

(a)           issue any series of shares or other exchangeable or convertible securities unless such shares or securities are Chardan Ordinary Shares or are convertible into or exchangeable or exercisable for Chardan Ordinary Shares;

(b)           issue any Series A Preferred Shares or options, warrants or other securities convertible into or exchangeable or exercisable for Series A Preferred Shares, including by way of splits or subdivisions thereof, except as expressly set forth in this Agreement;

(c)           amend or waive any provisions of Chardan’s Memorandum and Articles of Association in a manner that adversely affects the Members of the Company;

(d)           authorize, issue or enter into any agreement providing for (i) the issuance (contingent or otherwise) of any equity securities of Chardan (or any securities convertible into or exchangeable or exercisable for any equity securities of C) with preferences on distributions senior to or on parity with the Series A Preferred Shares, or (ii) the issuance (contingent or otherwise) of any such equity securities (or any securities convertible into or exchangeable or exercisable for such equity securities) by any Subsidiary of Chardan other than to Chardan;

(e)           amend the Chardan Warrants or waive any of Chardan’s rights under the Chardan Warrants;

(f)           make grants or awards of Chardan Ordinary Shares to employees, non-employees, directors, consultants, or other third-parties in compensation for services, except pursuant to Chardan’s 2009 Equity Incentive Plan, as in effect on the date of this Agreement;

(g)           transfer Units held by it;

(h)           issue any Chardan Ordinary Shares at a price less than the value of a Chardan Ordinary Share on the date of such issuance or any rights, options or warrants (or other securities or rights convertible into, exchangeable for or exercisable for Chardan Ordinary Shares) to subscribe for or to purchase or to otherwise acquire Chardan Ordinary Shares (or other securities or rights convertible into, exchangeable for or exercisable for Chardan Ordinary Shares) at a price per share less than the Value of a share of Chardan Ordinary Shares on the date of such issuance;

(i)            issue any Common Units or Unit Rights at a price (or price per interest) less than the Value of a Chardan Ordinary Share on the date of such issuance; or

(j)            create any Subsidiary or take any of the actions described above with respect to any Subsidiary.

9.2           Chardan Covenants.  Chardan shall take the following actions:

(a)           call the Chardan Warrants at the earliest time permitted under the Chardan Warrants;

(b)           exercise the DAL Warrants or Employee Incentive Units within five (5) Business Days following the month in which the corresponding Chardan warrant or option was exercised, or, if the amount of proceeds received by Chardan from the exercise of warrants or options exceeds $1,000,000 in a month, within five (5) Business Days after the proceeds reach this level; or

(c)           promptly distribute to its shareholders any distribution received from the Company promptly after receiving such funds, less taxes and other expenses paid or payable by Chardan to its shareholders of record on the date of receipt by Chardan of such distribution.

9.3           Devotion of Time; Company Opportunities.  Provided the Company pays or provides the required funds to Chardan, Chardan shall devote all of its time and business efforts to the following (collectively the “Chardan Permitted Activities”) and shall engage in no other business or conduct any other activities, except as follows:

(a)           promoting the business and interests of the Company, including (i) conducting Chardan Capital Transactions in furtherance of the business of the Company, (ii) issuing securities under equity incentive plans to officers, directors, employees and consultants of the Company (subject to receipt of property of equal value by the Company), and (iii) fulfilling Chardan’s obligations under this Agreement and Chardan’s other agreements with the Company, as the same may be amended, modified or supplemented;

(b)           holding the Common Units (or securities convertible into or exercisable for the Common Units) and enforcing, fulfilling and managing Chardan’s rights, duties, liabilities and obligations as a Member holding Common Units (or securities convertible into or exercisable for the Common Units);

(c)           maintaining Chardan’s status as a public reporting company with publicly traded securities, including (i) preparing public filings and registration statements, (ii) registering securities of Chardan for public sale, (iii) arranging for accounting, audit and related services for Chardan’s financial statements, (iv) communicating with and providing reports to Chardan shareholders, and (v) handling investor and public relations;

(d)           prosecuting, enforcing, exploiting, defending, settling, fulfilling and managing Chardan’s rights, duties, liabilities and obligations arising in, under or from any of such securities as Chardan may issue;

(e)           conducting Chardan Capital Transactions solely to fund activities of Chardan that are not provided for or reimbursed by the Company, provided that such activities constitute Chardan Permitted Activities other than under this paragraph (e);

(f)           complying with all Legal Requirements that Chardan is or may become subject to; and

(g)           doing everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the foregoing activities.

10.  Dissolution And Winding Up.

10.1         Dissolution.  The Company may be dissolved upon the occurrence of any of the following events:

(a)           by the written consent of Board of Managers with the prior written consent of the Majority Interest and Minority Interest;

(b)           The sale or other disposition by the Company of all or substantially all of the property of the Company;

(c)           The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom, or

(d)           The entry of a decree of judicial dissolution of the Company pursuant to the Act.

10.2         Winding Up.

(a)           Upon dissolution, the Board of Managers shall proceed to liquidate with reasonable promptness the Company’s business.  The Board of Managers shall make a full accounting of Company assets and liabilities, shall cause the Company assets to be liquidated in an orderly fashion and any proceeds derived therefrom (or distributed in kind) shall be allocated and distributed as follows:

(1)           first, to the payment of all taxes, debts and other obligations and liabilities of the Company and the necessary expenses of liquidation; provided, however, that all debts, obligations and other liabilities of the Company as to which personal liability exists with respect to any Member shall be satisfied, or a reserve shall be established therefor, prior to the satisfaction of any debt, obligation or other liability of the Company as to which no such personal liability exists; and provided, further, that where a contingent debt, obligation or liability exists, a reserve, which shall be distributed only upon the termination of such contingency, shall be established to satisfy such contingent debt, obligation or liability;

(2)           then, to the Members in proportion to, and to the extent of, their positive Capital Accounts (after taking into account the allocation of income or loss as provided in Section 5.2 and Appendix B).

(b)           If Company assets are distributed in kind, the assets so distributed shall be valued at their current fair market values and the unrealized appreciation or depreciation in value of the assets shall be allocated to the Members’ Capital Accounts in the manner described in Section 5.2 and Appendix B as if such assets had been sold, and such assets shall then be distributed to the Members in accordance with their respective positive Capital Accounts as so adjusted.

(c)           To the extent that Company assets cannot either be sold without undue loss or readily divided for distribution in kind to the Members, then the Company may, as determined by the Board of Managers, convey those assets to a trust or other suitable holding entity established for the benefit of the Members in order to permit the assets to be sold without undue loss and the proceeds thereof distributed to the Members at a future date.  The legal form of the holding entity, the identity of the trustee or other fiduciary, and the terms of its governing instrument shall be determined by the Board of Managers with the prior written consent of the Minority Interest.

(d)           The Company shall use reasonable efforts to distribute the proceeds from a liquidation in the same calendar year in which the sale of Company assets occurs.

11.  Exculpation and Indemnification; Other Matters

11.1         Performance of Duties; Liability of Members.  Except as provided in this Agreement, neither the Managers nor the Members shall be liable to the Company or any Member or any other Person bound by this Agreement for any loss or damage sustained by the Company or the Managers or a Member, unless the loss or damage shall have been the result of actually proven fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law by such Manager or Member.  The Manager shall perform its managerial duties in good faith, in a manner that it reasonably believes to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

11.2         Exculpation and Indemnification.  The Company (a) will defend, indemnify, protect and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person (i) is or was a Member, a Manager or an officer of the Company or that, being or having been such a Member, Manager, or officer of such parties, such Person is or was serving at the request of the Company as a manager, director, officer, employee, consultant or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, or (ii) is or was an officer, director, member, employee, consultant or other agent of Affiliate, or manager of a Member, or any of their respective Affiliates and (b) may defend, indemnify, protect and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person is or was an employee, consultant or agent or Affiliate of the Company (all such Persons specified in subsections (a) and (b) being referred to hereinafter as a “Covered Person”), to the fullest extent permitted by applicable law in effect on the Effective Date and to such greater extent as applicable law may hereafter from time to time permit; provided, however, that any such Covered Person will not be entitled to indemnification hereunder if the loss or damage was the result of fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law by such Covered Person.  The foregoing defense, indemnification and hold harmless obligation will extend to (x) any cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, and (y) legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person as a result of such threatened, pending or completed action, suit or proceeding which shall be paid by the Company when due (“Losses”); provided, however, that such Covered Person may be required to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to this Section 11.2.  The Company will be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Covered Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Board of Managers deems appropriate in its business judgment.  The indemnification rights set forth herein will be in addition to, and will not be exclusive of, any other rights to which such Covered Person may be entitled by contract or otherwise under applicable law.

11.3         Notice; Procedures.  Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person will, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such proceeding, provided, that the failure of a Covered Person to give notice as provided herein will not relieve the Company of its obligations under Section 11.2, except to the extent that the Company is materially prejudiced by such failure to give notice.  In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company will be entitled to assume the defense of such proceeding; provided, however, that: (a) the Covered Person will be entitled to participate in such proceeding and to retain its own counsel at its own expense; and (b) if the Covered Person will give notice to the Company that in its good faith judgment certain claims made against it in such proceeding could have a material adverse effect on the Covered Person or its Affiliates other than as a result of monetary damages, the Covered Person will have the right to control (at its own expense and with counsel reasonably satisfactory to the Company) the defense of such specific claims with respect to the Covered Person (but not with respect to the Company or any other Member); provided, further, that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person will not consent to the entry of a judgment or enter into a settlement that would require the Company (or any other Member) to pay any amounts under Section 11.2 without the prior written consent of the Company (and such other Member), such consent not to be unreasonably withheld.  After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof.  Without the consent of such Covered Person, the Company will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein.

11.4         Insurance.  The Company will have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as a Covered Person, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.2 or under applicable law.  The Company will obtain and maintain such insurance policies covering the Members, Manager and officers of the Company as are, in the good faith determination of the Board of Managers, consistent with its exculpation and indemnification obligations set forth herein.  The coverage amounts and other terms of each of the insurance policies will be determined and/or changed by the Company from time to time, provided, that the Members, Managers and officers of the Company will be listed as named insureds.

12.  Miscellaneous Provisions.

12.1         Amendments.  Except as otherwise provided in this Section 12.1, all amendments to this Agreement shall be in writing and shall not be effective unless approved by Members holding a majority of the outstanding Common Units and a majority of the outstanding  Series A Preferred Units; provided, however, that (a) any amendment that adversely affects the rights of Holders of Series B Preferred Units shall not be effective unless also approved by Members holding a majority of the outstanding Units of Series B Preferred Units, (b) any such amendment which disproportionately disadvantages one Member relative to another Member of the same series shall not be effective without the written concurrence of such disadvantaged Member, and (c) (i) any amendments to Section 4.3(b) (Contributions by Chardan), Section 4.6 (Exchange Rights of Holders of Common Units and Series A Preferred Units), Section 4.9 (Issuance of Employee Incentive Units), Section 5.8 (Payment of Chardan Operating Expenses), Section 6.6 (Chardan Limitations on the Authority of the Board of Managers), Article 8 (Transfer of Units), Section 9.1 (Limitations on Chardan), Section 9.2 (Chardan Covenants), Section 9.3 (Devotion of Time; Company Opportunities), or Appendix B Section 118 (Section 704(c) Allocations and Section 120 (Warrants or Options) must be approved by Chardan; (ii) any amendments to Section 4.6 (Exchange Rights of Holders of Common Units and Series A Preferred Units), Section 5.5 (Tax Matters for Company Handled by Tax Matters Partner), Section 5.9 (Consistent Reporting), Section 5.10 (Letter Agreements), Section 6.3(e) (FlatWorld Nominees), Section 6.5 (Minority Interest Limitations on the Authority of the Board of Managers), Section 6.8 (FlatWorld Limitations on the Authority of the Board of Managers), Section 6.9(b) Tax Returns, Article 8 (Transfer of Units), Section 12.3 (Entire Agreement), Section 12.7 (Valuation Dispute), Appendix B Section 118 (Section 704(c) Allocations) and Section 120 (Warrant or Options), and the Capital Contribution amount for FlatWorld set forth on, or the footnotes to, Appendix C must be approved by FlatWorld; and (iii) any amendments to Section 4.6 (Exchange Rights of Holders of Common Units and Series A Preferred Units), Section 5.5 (Tax Matters for Company Handled by Tax Matters Partner), Section 6.3(d) (Stern Participant Nominees), Section 6.5 (Minority Interest Limitations on the Authority of the Board of Managers), Section 6.7 (Stern Participants Limitation on the Authority of the Board of Managers), Article 8 (Transfer of Units), Appendix B Section 118 (Section 704(c) Allocations) and Section 120 (Warrant or Option) and the Capital Contribution amount for the Stern Participants set forth on, or the footnotes to, Appendix C must be approved by the Stern Participants. Amendments to Appendix C following any issuance, redemption, repurchase, reallocation or Transfer of Units in accordance with this Agreement, and any amendments made pursuant to Appendix B (other than Section 118 (Section 704(c) Allocations) or Section 120 (Warrant or Option) or Appendix C may be made by the Company with the consent of the Members holding a majority of the outstanding Series A Preferred Units.

12.2         Investment Representation.  Each Member represents and warrants to each other and to the Company that it is acquiring its respective interest in the Company for its own personal account for investment, and without a view to transferring, reselling, or distributing such interest.  In addition, no Member shall sell or dispose of his interest in the Company in a manner that violates any Federal or state securities laws.  Each Member shall indemnify and hold the Company harmless from and against all liability, costs and expenses, including reasonable attorneys’ fees, incurred by the Company or the Members, as a result of a breach of the representations and warranties made in this Section by such Member.

12.3         Entire Agreement.  Subject to the terms and conditions of Section 5.10, this Agreement constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement and may be modified only as provided herein.  No representations or oral or implied agreements have been made by any party hereto or his agent, and no party to this Agreement relies upon any representation or agreement not set forth in it.  This Agreement supersedes any and all other agreements, either oral or written, by and among the Company and its Members relating to the subject matter of this Agreement, other than as provided in Section 5.10.

12.4         Jurisdiction.  Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Florida in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each Member further agrees that, to the fullest extent permitted by law, personal jurisdiction over him, her or it may be effected by service of process by registered or certified mail addressed as provided in Appendix C of this Agreement, and that when so made will be as if served upon him, her or it personally.  EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

12.5         Partition.  Each Member and Holder irrevocably waives any right that it may have to maintain an action for partition with respect the property of the Company.

12.6         Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if (a) physically delivered, telephonically transmitted by telecopier, fax or other similar means, (b) one (1) day after having been delivered to Federal Express or other delivery courier for next day delivery, with proof of delivery to the recipient received by the courier in the form of a signature of recipient, (c) three (3) days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, or (d) transmitted by electronic mail or similar means, provided that a physical copy is subsequently delivered by means described in (a), (b) or (c) above, addressed to the Members at the addresses listed in Appendix C.  The addresses and other information so indicated for any Member may be changed by a Member by written notice to the Company.

12.7         Valuation Disputes.  As provided in this Section 12.7, Members, other than Chardan, (the “Minority Members”) may dispute any determination by the Board of Managers of (a) the Value as determined by the Board of Managers under the definition of Value; (b) gross fair market value; or (c) a determination under Section 4.3(a), in each case, if the determination directly impacts Units held by them (any of the foregoing determinations, a “Manager Determination”).  Promptly following any Manager Determination, the Company shall provide the Minority Members holding Units impacted by the Manager Determination (“Impacted Minority Members”) with written notice of that determination in reasonable detail, including its calculations thereof.  If any of the Impacted Minority Members dispute the Manager Determination, they shall notify the Manager in writing of that dispute within thirty (30) days after delivery of the calculation of the Manager Determination and any reasonably requested supporting information, which notice shall describe the nature of their dispute and their calculation of the relevant fair market value or Value, as the case may be, applicable to the Manager Determination.  During the thirty (30) day period of its review, the Impacted Minority Members will have reasonable access to any documents, schedules or other information used by the Company in making the Manager Determination.  The Impacted Minority Members and the Board of Managers agree to negotiate in good faith to resolve any dispute regarding the Board of Managers determination.  If the Impacted Minority Members and the Board of Managers are unable to resolve all disputes within thirty (30) days after the Impacted Minority Members’ delivery to the Board of Managers of written notice of that dispute, then the dispute will be submitted for final and binding resolution to an independent third party accounting firm or appraiser (the “Arbitrator”) selected by a person designated by the Impacted Minority Member who own a majority of the Membership Units held by all Impacted Minority Members (the “ Impacted Minority Interest Representative”) and the Board of Managers in good faith.  If the parties cannot agree on an Arbitrator, the parties shall each choose a proposed Arbitrator and such two proposed Arbitrators shall choose a third Arbitrator who shall act as sole Arbitrator.  The Arbitrator will resolve the matter in accordance with the terms and provisions of this Agreement.  The Arbitrator will deliver to the Impacted Minority Interest Representative and the Manager as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such dispute determined in accordance with the terms of this Agreement.  The Arbitrator shall select as a resolution the position of either the Impacted Minority Members or the Board of Managers for each issue in dispute and may not impose an alternative resolution.  The Arbitrator shall make its determination based exclusively on presentations and supporting material provided by the parties and not pursuant to any independent review.  The determination of the Arbitrator shall be final and binding on the Members and Company.  The fees, expenses and costs of the Arbitrator shall be paid by the Company.

12.8         Further Execution.  Upon request of the Company from time to time, the Members shall execute and swear to or acknowledge any amended Certificate and any other writing which may be required by any rule or law or which may be appropriate to the effecting of any action by or on behalf of the Company or the Members which has been taken in accordance with the provisions of this Agreement.

12.9         Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns.  None of the provisions of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the Company or the Members or any other person not a party to this Agreement.

12.10       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.  The Company shall have custody of counterparts executed in the aggregate by all Members.

12.11       Interpretation and Construction.

(a)           Consistency With Act and Regulations.  All terms (whether or not capitalized) used in this Agreement and not defined in Appendix A, Appendix B, or Appendix C, or elsewhere in this Agreement shall have the meaning ascribed to such term and be construed in accordance with the Act and the Regulations, unless the context clearly requires a different interpretation.

(b)           Delaware Law to Control.  The validity and interpretation of, and the sufficiency of performance under, this Agreement shall be governed by Delaware law, without regard to its conflicts of law rules.

(c)           Arrangement and Classification.  This Agreement is divided into articles, and sometimes further subdivided into sections, subsections, paragraphs, subparagraphs and clauses, in that order of subdivision.  The division of this Agreement into subdivisions is for convenience only.  No inference, implication or presumption shall be drawn or made because of the location or grouping of any particular subdivision of this Agreement.

(d)           Captions.  All captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.

(e)           Severability.  The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

(f)           Number.  The singular form of any word used in this Agreement shall include the plural and vice versa.

(g)           Gender.  The use in this Agreement of any word of any gender shall include correlative words of all genders.

(h)           Including. The term “including” shall mean including without limitation.

(i)            Timeliness. If any action is required to be taken or notice is required to given on or by a particular day and such day is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(j)            Amendments. Except as otherwise expressly provided herein, all references in this Agreement to an agreement, document, certificate, or other written instrument shall be considered a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto and as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.  Except as otherwise expressly provided herein, all references in this Agreement to any law, statute, rule or regulation shall be considered a reference to such law, statute, rule or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time, including any successor thereto.

IN WITNESS WHEREOF, each of the parties has executed this Amended and Restated Limited Liability Company Agreement as of the date first set forth above, agrees to be bound by this Agreement.

DAL GROUP, LLC

By: FLATWORLD DAL LLC, its Member

By:	NAGINA ENGINEERING INVESTMENT CORP., its Member

By:
Name:	Raj K. Gupta
Title:	President

MEMBERS

CHARDAN 2008 CHINA ACQUISITION CORP.

By:
Chief Executive Officer

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, INC.

By:
David J. Stern, President

FLATWORLD DAL, LLC

By:	FORTUNA CAPITAL PARTNERS LP, its Member

By:	FORTUNA CAPITAL CORP., its General Partner

By:
Name:	Jeffrey A. Valenty
Title:	President

FORTUNA CAPITAL PARTNERS LP

By:	FORTUNA CAPITAL CORP., its General Partner

By:
Name:	Jeffrey A. Valenty
Title:	President

APPENDIX A

As used in this Agreement, the following terms shall have the following meanings:

The “Act” means the Delaware Limited Liability Company Act being 6 Del. C. § 18-101 et seq..

“Additional Capital Contribution” is defined in Section 4.3(a).

“Adjustment Factor” means 1.0; provided, however, that in the case of the Adjustment Factor as it applies to the Exchange of Common Units, if a Chardan Ordinary Share Division occurs, then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect immediately prior to such event by a fraction, (a) the numerator of which shall be the number of shares of Chardan Ordinary Shares issued and outstanding on the record date for such Chardan Ordinary Share Division, plus shares of Chardan Ordinary Shares issuable under Chardan Series A Preferred Shares outstanding on the Effective Date that remain outstanding on the record date for such Chardan Ordinary Share Division, (assuming for such purposes that such Chardan Ordinary Share Division has occurred as of such time), and (b) the denominator of which shall be the actual number of shares of Chardan Ordinary Shares  issued and outstanding on the record date for such Chardan Ordinary Share Divisions plus shares issuable under Chardan Series A Preferred Shares outstanding on the Effective Date that remain outstanding on the record date for such distribution (determined without the above assumption).

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event.

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other Person, (iii) any officer, director, member or partner of such Person, or (iv) a Person who is an officer, director, member, partner or holder of ten percent (10%) or more of any of the voting interests of any Person described in clauses (i) through (iii) of this sentence with respect to such other Person.  In the case of an individual, the term shall further mean such individual’s spouse, lineal descendants, lineal ancestor or siblings or a trust established for the benefit of or in favor of an individual or the individual’s spouse, lineal descendants, lineal ancestor or siblings.

“Agreement” means this Amended and Restated Operating Agreement and amendments adopted in accordance with this Agreement and the Act.

“Arbitrator” is defined in Section 12.7.

“B1 Units” is defined in Section 4.1(c)(3)(A).

“B1 Threshold” is defined in Section 4.1(c)(3)(A).

“B2 Units” is defined in Section 4.1(c)(3)(B).

“B2 Threshold” is defined in Section 4.1(c)(3)(B).

“B3 Units” is defined in Section 4.1(c)(3)(C).

“B3 Threshold” is defined in Section 4.1(c)(3)(C).

“B4 Units” is defined in Section 4.1(c)(3)(D).

“B4 Threshold” is defined in Section 4.1(c)(3)(D).

“B5 Units” is defined in Section 4.1(c)(3)(E).

“B5 Threshold” is defined in Section 4.1(c)(3)(E).

“Bankruptcy” means, with respect to a Person, that such Person, (i) becomes Insolvent or fails or is unable or admits in writing its inability generally to pay its debts as they become due, (ii) makes a general assignment or arrangement with or for the benefit of its creditors, (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for the winding-up or liquidation of such Person, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (a) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for the winding-up or liquidation of such Person or (b) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof, (iv) seeks or becomes subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (regardless of how brief such appointment may be, or whether any obligations are promptly assumed by another entity or whether any other event described in this clause (iv) has occurred and is continuing); or (v) is the subject of any event which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (iv) (inclusive) of this definition.

“Board” is defined in Section 4.6(c).

“Board of Managers” is defined in Section 6.1.

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the State of Florida or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Account” or “Capital Accounts” is defined in Section 102 of Appendix B.

“Capital Contributions” means the amount of money or gross fair market value on the date of contribution of property, contributed or obligated to be contributed to the Company by a Member, net of any liabilities of the Member assumed by the Company or to which such property contributed is subject.

 “Cash Amount” means an amount of cash equal to the product of (i) the Value of a share of Chardan Ordinary Shares and (ii) the Chardan Ordinary Share Amount, determined as of the applicable Valuation Date and the Value of Rights included in the Chardan Ordinary Share Amount.  For the Series A Preferred Units, the Cash Amount shall be equal to the greater of (a) the Value of the Chardan Series A Preferred Shares for which the Tendered Units are exchangeable, if the Chardan Series A Preferred Shares is publicly traded, (b) the Value of the Chardan Ordinary Shares into which such Chardan Series A Preferred Shares is convertible, if it is not publicly traded, or (c) the Series A Preferred Unreturned Capital Amount for the Tendered Units.

“Cause” with respect to a Manager means the occurrence of any of the following events:

(i)    such Manager’s theft from, material act of dishonesty or fraud involving, or intentional falsification of any records of, the Company or any of its Affiliates;

(ii)   such Manager’s material breach of any other agreement with the Company or its Affiliates, (1) covering the use or disclosure of confidential or proprietary information of the Company or any of its Affiliates, customers or clients, (2) covering ownership of intellectual property or restrictions on competition or (3) regarding solicitation of employees or agents, after written notice is delivered identifying the breach, and such breach is not cured within thirty (30) days following receipt of such notice;

(iii)  such Manager’s gross negligence or willful misconduct in the performance of such Manager’s duties as a Manager under this Agreement (but not mere unsatisfactory performance) after written notice is delivered identifying the failure, and such failure is not cured within thirty (30) days following receipt of such notice; or

(iv)  such Manager’s conviction (including plea of guilty or nolo contendere) of a crime involving (A) imprisonment that materially interferes with such Manager’s performance of duties or (B)  moral turpitude.

The “Certificate” means the Certificate of Formation of the Company, including any restatements or amendments, which are filed with the Delaware Division of Corporations.

“Change of Control” means any sale of all or substantially all of the assets of Chardan or the Company, any transaction resulting in Chardan no longer owning a majority of the fully diluted Common Units, any merger involving Chardan in which Chardan is not the survivor (other than a migratory merger) or any person or group of persons (as defined in Section 13(d) of the Securities and Exchange Act of 1934 (other than a current shareholder of C) becoming beneficial owner of 50% or more of the outstanding Chardan Ordinary Shares.

“Chardan” is defined in the Preamble.

“Chardan Articles” means the amended and restated Memorandum and Articles of Association of Chardan, as amended from time to time.

“Chardan Capital Transaction” is defined in Section 4.3(b).

“Chardan Convertible Security” is defined in Section 4.3(b).

“Chardan Operating Expenses” means the operating expenses incurred by Chardan, including audit fees, public company compliance expenses, outside director fees, expenses of preparing financial statements and tax returns, and any other operating expenses.

“Chardan Operating Expenses Invoice” is defined in Section 5.9.

“Chardan Ordinary Share Amount” means a number of shares of Chardan Ordinary Shares or Chardan Series A Preferred Shares equal to the product of (i) the number of Tendered Units and (ii) the Adjustment Factor; provided, however, that, if Chardan issues to Holders of shares of Chardan Ordinary Shares or Chardan Series A Preferred Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling Chardan’s shareholders to subscribe for or purchase Chardan Ordinary Shares or Chardan Series A Preferred Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Exchange and ending on the day immediately preceding the Specified Exchange Date, which Rights will not be distributed before the relevant Specified Exchange Date, then the Chardan Ordinary Share Amount shall also include such Rights that a holder of that number of shares of Chardan Ordinary Shares or Chardan Series A Preferred Shares would be entitled to receive.

“Chardan Ordinary Share Division” or “Chardan Ordinary Share Divisions” means when Chardan (i) pays a dividend on its outstanding Chardan Ordinary Shares in Chardan Ordinary Shares or makes a distribution to all Holders of its outstanding Chardan Ordinary Shares in shares of Chardan Ordinary Shares, (ii) splits or subdivides its outstanding Chardan Ordinary Shares, or (iii) effects a reverse share split or otherwise combines its outstanding Chardan Ordinary Shares into a smaller number of shares of Chardan Ordinary Shares.

“Chardan Ordinary Shares” means the ordinary shares of Chardan, par value $0.001 per share.

“Chardan Permitted Activities” is defined in Section 9.4.

“Chardan Warrants” means the 11,166,666 warrants issued by Chardan, including the 6,875,000 warrants issued in its initial public offering, the 2,000,000 Private Placement Warrants (as defined in the Warrant Sale Agreement) and the 2,291,666 Existing Shareholders’ Warrants (as defined in the Warrant Sale Agreement), in each case, exercisable at $5.00 each for one share of Chardan Ordinary Shares, expiring on August 11, 2012.

“Chardan Series A Preferred Shares” means the series A preferred shares of Chardan, par value $0.001 per share, which (i) are convertible into Chardan Ordinary Shares on the same terms that the Series A Preferred Units are convertible into Common Units as set forth in Section 4.7, and (ii) have the same non-participating liquidation preference as each Series A Preferred Unit.

“Closing Date” shall have the meaning set forth in the Contribution Agreement.

The “Code” means the Internal Revenue Code of 1986.

“Common Units” means (i) that certain class of Units granted to Holders of Common Interests on the Effective Date and from time to time upon making of any Additional Capital Contribution pursuant to Section 4.3 of this Agreement,  and (ii) any Series A Preferred Units and any Series B Preferred Units that convert into Common Units.

The “Company” is defined in the Preamble.

“Company Membership Interest Division” means the Company (i) pays a Distribution on its outstanding Common Units in equity securities of the Company, (ii) splits or subdivides the outstanding Common Units, or (iii) effects a reverse split of Common Units or otherwise combines its outstanding Common Units into smaller number of Common Units.

“Contribution Agreement” means that certain Contribution and Membership Interest Purchase Agreement by and among Chardan, the Stern Participants, and FlatWorld dated the date of this Agreement.

“Conversion” is defined in Section 4.7(a).

The “Conversion Factor” means 1.0; provided, however, that if a Company Membership Interest Division occurs, then the Conversion Factor shall be adjusted by multiplying the Conversion Factor in effect immediately prior to such event by a fraction, (a) the numerator of which shall be the number of Common Units issued and outstanding on the record date of such Distribution, split, subdivision, reverse split or combination plus the Common Units issuable upon the conversion of the Series A Preferred Units and Series B Preferred Units (assuming for such purposes that such Distribution, split, subdivision, reverse split or combination has occurred at such time) and (b) the denominator of which shall be the actual number of Common Units (determined without the above assumption) issued and outstanding on the record date for such Distribution, split, subdivision, reverse split or combination plus the Common Units issuable upon conversion of the Series A Preferred Units and Series B Preferred Units.

“Converted Amount” means that number of Series A Preferred Units or Series B Preferred Units of a Holder that are being converted into Common Units pursuant to Section 4.7 with respect to Series A Preferred Units and that automatically convert pursuant to Section 4.1(c) with respect to Series B Preferred Units.

“Converting Party” is defined in Section 4.7(b).

“Covered Person” is defined in Section 11.2.

“DAL Warrants” is defined in Section 4.8.

“Disposition” is defined in Section 6.7.

“Distributable Cash” means, at any time, that portion of the cash and cash equivalent assets of the Company, other than cash and cash equivalent assets derived from Capital Proceeds, which, in light of the Company’s then current and foreseeable sources of, and needs for, cash, exceeds the amount of cash reasonably needed by the Company, as determined by the Board of Managers, to (i) service its debts and obligations in a timely fashion, (ii) maintain reasonable operating and capital reserves, and (iii) conduct its business and carry out its purposes.

“Distribution” or “Distributions” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (i) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, or (ii) any payments made to a Member as consideration for services or for a sale or exchange of property.

“Distribution Date” means any date on which a Distribution is made.

“DJS” means the Law Offices of David J. Stern, P.A. and shall include its Affiliates and Permitted Transferees.

“DSI” means Default Servicing, Inc. and shall include its Affiliates and Permitted Transferees.

“Economic Interest” means a Member’s share of the Company’s net income, net losses and distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including the right to vote or participate in the management of, or any right to information concerning, the business and affairs of the Company.

“Effective Date” means the closing date of the transactions contemplated by the Contribution Agreement.

“Employee Incentive Units” is defined in Section 4.9.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company or other legal entity).

“Equity Securities” means (i) Units or other equity interests in the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company.

“Exchange” is defined in Section 4.6(a).

“Exchanged Assets” is defined in Section 6.7.

The “Fiscal Year” of the Company, and its taxable year for Federal income tax purposes, shall be the calendar year or such other year required under Code Section 706.

“FlatWorld Owners” means the direct and indirect owners of FlatWorld including FlatWorld Capital LLC, Fortuna, Fortuna Capital Corp., Nagina Engineering Investment Corp., Raj K. Gupta and Jeffrey A. Valenty.  In the case of an individual, the term shall further mean such individual’s spouse, lineal descendants, lineal ancestor or siblings or a trust established for the benefit of or in favor of an individual or the individual’s spouse, lineal descendants, lineal ancestor or siblings.

“FlatWorld” is defined in the Preamble and shall include its Affiliates and Permitted Transferees.

“FlatWorld Letter Agreement” means that certain letter agreement dated November ____,   2009, among the Company, FlatWorld and Fortuna.

“Fortuna” is defined in the Preamble.

 “Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) government or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and court or other tribunal), or (iv) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or tax authority or power of any nature on behalf of one or more of the forgoing.

“Holder” means a person who is the owner of any Common Units, Series A Preferred Units or Series B Preferred Units or any other equity interest in the Company approved by the Board of Managers from time to time in accordance with this Agreement; provided, however, that any such Holder will not be a Member unless and until such Holder has been admitted as a Member in accordance with the terms of this Agreement.

“Impacted Minority Interest Representative” is defined in Section 12.7.

“Impacted Minority Members” is defined in section 12.7.

“Initial Period” means from the date of this Agreement until the fifth anniversary of the Effective Date or, if earlier, until the death of David J. Stern; provided that in no event shall the Initial Period end until the Post-Closing Cash is paid in full.

“Insolvent” means (i) the inability of the Company to pay its debts as they become due in the usual course of business, or (ii) that the fair market value of the Company’s assets are less than the sum of its liabilities (limited in the case of a nonrecourse liability to the fair market value of the Company’s asset securing such liability)  plus (absent any contrary provisions in this Agreement) the amount which would be needed on distribution to satisfy any preferential rights of Members which are superior to the rights of any Members receiving a distribution.

“Legal Requirement”  means any federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under any Governmental Authority.

“Letter Agreement” means either the FlatWorld Letter Agreement or the Series B Letter Agreement.

“Losses” is defined in Section 11.2.

“Majority Interest” means those Members holding more than 50% of the Membership Units.

“Manager” means a member of the Board of Managers.

“Manager Determination” is defined in Section 12.7.

“Market Price” on any date shall mean, with respect to any share of Chardan Ordinary Shares, the Closing Price for such Chardan Ordinary Shares on such date and with respect to any other publicly traded security, the Closing Price for such security on such date.  The “Closing Price” on any date shall mean the last quoted or reported sales price on The Nasdaq Stock Market or other principal securities exchange on which the Chardan Ordinary Shares are traded, or, if not so quoted or reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if no trading price is available for such Chardan Ordinary Shares, the fair market value of the Chardan Ordinary Shares, as determined in good faith by the Board of Managers.

“Members” means a Person executing this Agreement as a Member, until such Person ceases to be a Member pursuant to this Agreement and the Act.  Any reference to a Member, unless the context clearly requires otherwise, shall include a reference to his predecessor and successor (other than a mere assignee not made a substitute Member) in interest.

“Membership Interest” means Common Interests, as described in Section 4.1(a), Series A Preferred Interests, as described in Section 4.1(b) and Series B Preferred Interests, as described in Section 4.1(c).

“Membership Percentage” means, as to each Member, the percentage obtained by dividing the number of Common Units held by a Member, set forth on Appendix C, assuming that the Series A Preferred Units held by such Member are converted to Common Units, divided by all issued and outstanding Common Units, as set forth on Appendix C, assuming all issued and outstanding Series A Preferred Units are converted into Common Units.

“Membership Unit” or “Membership Units” means each Common Unit outstanding, assuming all of the Series A Preferred Units were converted into Common Units.

“Minority Interest Representative” is defined in Section 5.5.

“Minority Interests” means those Members, other than Chardan, holding more than 50% of the Membership Percentages owned by Members other than Chardan.

“Minority Members” is defined in Section 12.7.

“Newly Formed LLC Interests” is defined in Section 6.7.

“Notice of Conversion” is defined in Section 4.7(b).

“Notice of Exchange” is defined in Section 4.6(b).

“Options” means any rights, warrants or options to subscribe for or purchase Units or Convertible Securities.

“Original Operating Agreement” is defined in Recital A.

“Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate real estate investment trust, association or any other entity.

“Permitted Transferee” means an Affiliate of a Member, provided that, for purposes of this definition each place the definition for “Affiliate” includes reference to “10%”, it shall be read as “50%”, or another Member.

“Post-Closing Cash” means amounts payable to the Stern Participants as provided in Section 2.5 of the Contribution Agreement.

“Profits and Losses” is defined in Section 101 of Appendix B.

“PTA” is defined in the Preamble and shall include its Affiliates and Permitted Transferees.

“Registrable Securities” is defined in Section 4.6(b).

“Registration Rights Agreement” shall have the meaning set forth in the Contribution Agreement.

“Registration Expiration Date” is defined in Section 4.6(a).

“Section 704(c) Gain Event” is defined in Section 6.8.

“Securities Act” means the Securities Act of 1933.

“Series A Capital Contribution” means $25,000,000 in the aggregate and $15.00 per Series A Preferred Unit.

“Series A Preferred Units” means that certain class of Units issued on the Effective Date and designated as such as set forth in Appendix C on the Effective Date.

“Series A Preferred Unreturned Capital Amount” means with respect to a Holder of a Series A Preferred Unit, the amount by which the Series A Capital Contribution made by such Holder for the Series A Preferred Unit exceeds the aggregate amount previously distributed to such Holder pursuant to Section 10.2(a)(2) with respect to the Series A Preferred Unit.

“Series B Letter Agreement” means that certain letter agreement dated November _, 2009, among the Company, FlatWorld, Fortuna and the Stern Participants relating to the Series B Preferred Units.

“Series B Preferred Units” means that certain class of Units issued on the Effective Date and designated as such as set forth in Appendix C on the Effective Date.

“Series B Threshold” means, as to the Series B1 Preferred Interests, the B1 Threshold, as to the Series B2 Preferred Interests, the B2 Threshold, as to the Series B3 Preferred Interests, the B3 Threshold, as to the Series B4 Preferred Interests, the B4 Threshold, and as to the Series B5 Preferred Interests, the B5 Threshold.

 “Specified Conversion Date” means the tenth (10th) Business Day after the receipt by the Company of a Notice of Conversion.

“Specified Exchange Date” means the tenth (10th) Business Day after the receipt by Chardan of a Notice of Exchange; provided, however, that the Specified Exchange Date or the closing of an Exchange, on any Specified Exchange Date, may be deferred, in Chardan’s sole and absolute discretion, for such time (but in any event not more than sixty (60) days in the aggregate) as may reasonably be required to effect, as applicable, compliance with the Securities Act or other law (including, (a) state “blue sky” or other securities laws, and (b) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976).

 “Stern Participants” means collectively DJS, PTA and DSI and shall include Permitted Transferees who acquire Units from Stern Participants.  Any action to be taken by the Stern Participants shall be taken upon approval of the Stern Participants owning a majority of the Common Units held by the Stern Participants, assuming the conversion of the Series A Preferred Units into Common Units.

“Subsidiary” means, with respect to any Person, (i)  a corporation, if a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii)  a limited liability company, partnership, association or other business entity (other than a corporation), if a majority of  the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax Matters Partner” means PTA, as long as it qualifies as a tax matter partner under Code Section 6231(a)(7), or such other Member selected by the Board of Managers which meets such qualification.

“Tax Position” shall have the meaning ascribed to it in the Letter Agreement.

“Tax Proceedings” is defined in Section 5.5.

“Tendered Units” is defined in Section 4.6(a).

“Tendering Party” is defined in Section 4.6(b).

“Transaction Threshold” is defined in Section 4.1(c)(2).

“Transfer”  means, when used as a noun, any sale, exchange, assignment, gift or other disposition of Units; and when used as a verb, to sell, exchange, assign, give or otherwise dispose of Units, as the context shall require, whether voluntarily or involuntarily, and whether absolutely or as a pledge of security, including, to convey Units as a result of death, the foreclosure of a security interest in Units or any levy, or attachment; or the issuance of a charging order with respect to all or any portion of a Unit.

“Treasury Regulations” means temporary and final Treasury regulations on Income Tax adopted by the United States Department of the Treasury under the Code and the corresponding sections of any regulations subsequently issued that amends or supersedes such regulations.

“Underwriter Options” means options issued by Chardan to the underwriters in its initial public offering to purchase units consisting of Chardan Ordinary Shares and Chardan Warrants.

“Unit Amount” means the number of Units equal to the product of (i) the Converted Amount, and (ii) the Conversion Factor; provided, however, that, if the Company issues to holders of Units Unit Rights with the record date for such Unit Rights issuance falling within the period starting on the date of the Notice of Conversion and ending on the day immediately preceding the Specified Conversion Date, which Unit Rights will not be distributed before the relevant Specified Conversion Date, then the Unit Amount shall also include such Unit Rights that a holder of that number of Unit would be entitled to receive.

“Unit Rights” means rights, Options or Convertible Securities or other securities or rights convertible into or exchangeable or exercisable for Units.

“Units” means units of Membership Interests or other equity securities of the Company issued by the Company and certificated pursuant to Section 4.10.

“Valuation Date” means the date of any determination of Value or Market Price to be made pursuant to this Agreement, specifically including in connection with a determination under Section 4.6, the date of receipt by Chardan of a Notice of Exchange.

“Value” means, on any Valuation Date with respect to a share of Chardan Ordinary Shares or other publicly traded interest, the volume weighted average of the daily Market Prices for thirty (30) consecutive trading days immediately preceding and including the Valuation Date.  If the Chardan Ordinary Share Amount includes Rights (as defined in the definition of Chardan Ordinary Share Amount) that a Holder of Chardan Ordinary Shares would be entitled to receive, then the Value of such Rights shall be determined by the Board of Managers acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, subject to the Minority Interests’ right to dispute such determination pursuant to Section 12.7.  With respect to any interests, securities, assets or consideration that are not publicly traded, the Value shall be the fair market value of such interest, security, asset or consideration as determined by the Board of Managers acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, subject to the Minority Interests’ right to dispute such determination pursuant to Section 12.7.

“Voting Agreement” means that certain Voting Agreement by and among the Stern Participants, FlatWorld, Principals (as defined in the Voting Agreement) and Chardan dated the Effective Date.

“Warrant Sale Agreement” shall have the meaning set forth in the Contribution Agreement.

APPENDIX B

101          Tax Regulatory Definitions.  The following terms (a) shall have the meaning ascribed to them in this Section and (b) shall be interpreted in accordance with the Treasury Regulations.

“Adjusted Deficit Capital Account Balance” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Company Fiscal Year, (1) increased by any amounts which such Member is obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations and (2) decreased by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

“Book Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           the initial Book Value of any asset contributed (or deemed contributed) by a Member to the Company shall be such asset’s gross fair market value at the time of such contribution;

(b)           the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values at the times specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5) in the manner described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g) unless the Board of Managers determine that such adjustment is not necessary to reflect the relative economic interests of the Members;

(c)           if the Book Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses;

(d)           the Book Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), provided however, that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required with respect to the transaction; and

(e)           the Book Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking into account Code Section 7701(g) into account) of such assets on the date of distribution as determined by the Board of Managers.

“Company Minimum Gain” shall have the meaning and be determined, in the same manner as “partnership minimum gain” of the Company pursuant to Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” means for each Fiscal Year of the Company or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax as of the beginning of such Fiscal Year or period is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Members.

“Member Nonrecourse Debt” shall have the meaning, and be determined in the same manner as, “partner nonrecourse debt” of the Company pursuant to Treasury Regulation Section 1.704-2(b)(4) with respect to a Member.

“Member Nonrecourse Debt Minimum Gain” shall have the meaning and be determined in the same manner as “partner nonrecourse debt minimum gain” of the Company pursuant to Treasury Regulation Sections 1.704-2(i)(2) and 1.704-2(i)(3)

“Member Nonrecourse Deductions” shall have the meaning, and be determined in the same manner as, “partner nonrecourse deductions” of the Company pursuant to Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member Recourse Deduction” with respect to a Fiscal Year means a Company loss or deduction with respect to such Fiscal Year that is attributable (under Code Section 704(b) and the Treasury Regulations thereunder) to a Company liability that is recourse for purposes of Treasury Regulations Section 1.1001-2 and a Member or related person (within the meaning of Treasury Regulations Section 1.752-4(b)) to a Member bears all or a portion of the economic risk of loss under Treasury Regulations Section 1.752-2 with respect to such Company liability.

“Nonrecourse Deductions” shall have the meaning, and be determined in the same manner as, “nonrecourse deductions” of the Company pursuant to Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Profits and Losses” for a Fiscal Year (or other period) means the Company’s taxable income or loss for such Fiscal Year (or other period) determined in accordance with the accounting methods followed by the Company for federal income tax purposes (for this purpose all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) as determined by the independent certified public accountants employed by the Company, with the following adjustments:

(a)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

(b)           any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

(c)           in the event the Book Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)           any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property rather than its adjusted tax basis;

(e)           in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(f)           to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

(g)           notwithstanding the foregoing, any items which are specially allocated pursuant to any part of this Article shall not be taken into account in computing Profits and Losses.

102         Maintenance of Capital Accounts.

(a)          Each Member’s “Capital Account” shall initially be the amount set forth on Appendix C and, shall be adjusted as provided in this Appendix B, including as follows:

(1)          increased by:

(A)         Profits allocated to such Member under Section 5.2 and any items in the nature of income or gain specially allocated to such Members pursuant to this Appendix B; and

(B)         additional capital contributions by such Member (whether or not such additional capital contributions are required to be made by such Member); and

(2)          decreased by:

(A)         Losses allocated to such Member under Section 5.2 and any items in the nature of loss or deduction specially allocated to such Member pursuant to this Appendix B; and

(B)         the amount of Company distributions made to such Member under Section 5.3.

(b)           If property (other than cash) is contributed (or deemed contributed) by a Member to the Company after the date of this Agreement, the computation of Capital Accounts, as set forth in subsection (a) of this section, shall be adjusted as follows:

(1)           the contributing Member’s Capital Account shall be increased by the gross fair market value at the time of contribution of the property contributed to the Company by such Member (net of liabilities that the Company is considered to assume, or to which the property is taken, subject under Code Section 752); and

(2)           the adjustments required by Section 1.704-1(b)(2)(iv)(g) and Section 1.704-1(b)(4)(i) of the Treasury Regulations (relating to certain adjustments to reflect book value) shall be made to such Member’s Capital Account.

(c)           If property (other than cash) is distributed (or deemed distributed) by the Company to a Member, the following special rules shall apply:

(1)           the Capital Accounts of the Members shall be adjusted as provided in Section 1.704-1(b)(2)(iv)(e) of the Treasury Regulations to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not already been reflected in the Members’ Capital Accounts) would be allocated to such Member if there were a taxable disposition of such property for its gross fair market value on the date of distribution; and

(2)           the Capital Account of the Member who is receiving the distribution of property from the Company shall be charged with the gross fair market value (taking into account Section 7701(g) of the Code) of the property at the time of distribution (net of liabilities that such Member is considered to assume, or to which the property is taken subject, under Code Section 752).

(d)           If any event set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5) occurs the Capital Accounts shall be adjusted to reflect the gross fair market value (taking into account Section 7701(g) of the Code) of the Company’s assets as such time pursuant to Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and (g).

(e)           The Capital Accounts shall also be adjusted as provided elsewhere in this Agreement.

103          Loss Limitation.  The Losses allocated under Section 5.2(c) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  If some but not all of the Members would have an Adjusted Deficit Capital Account Balance as a consequence of an allocation of Losses under Section 5.2(c), the limitation set forth in this Section will be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).  If all Members have Adjusted Deficit Capital Account Balances, Losses shall be allocated in accordance with Section 5.2(c).

104          Changes in Interests.  If there is an addition, withdrawal or substitution of, or any other change in the interest of, any Member during the period covered by an allocation, then subject to any agreement between the Persons affected, the Profits and Losses and special allocations for the period shall be allocated among the varying interests consistent with the provisions of Code Section 706(d) and any regulations promulgated thereunder.  If Code Section 706(d) or any regulation thereunder allow alternative methods of allocation, the Members shall determine, in its sole discretion, which alternative methods to use in allocating items among the varying interests.

105          Compliance With Treasury Regulations.  The Members intend and anticipate that the Company will be treated as a partnership for federal income tax purposes and, accordingly, the partnership tax provisions of the Code shall apply to the Company and its Members.  It is the intent of the Members that each Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with Article 5 and this Appendix B to the fullest extent permitted by Section 704(b) of the Code.  In order to preserve and protect the determinations and allocations provided for in Article 5 and this Appendix B, other than as set forth in Section 5.10, the Members are authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Appendix B to the extent that allocating income, gain, loss, deduction, or credit (or item thereof) in the manner provided for in this Appendix B would cause the determinations and allocations of each Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704(b) of the Code and applicable Treasury Regulations.  Other than as set forth in Section 5.10, any allocation made pursuant to this Section shall be deemed to be a complete substitute for any allocation otherwise provided for in Article 5 and no amendment of this Agreement or approval of any Member shall be required.  The terms used in this Appendix B shall have the same meaning as in such Treasury Regulations.

106          Only Required Modifications.  Other than as set forth in Section 5.10, in making any allocation (the “new allocation”) under this Appendix B, the Members are authorized to act only after having been advised by the Company’s independent certified public accountants that, under Section 704(b) of the Code and the Treasury Regulations thereunder (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this Appendix B necessary in order to assure that, either in the then current year or in any preceding year, each Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) is determined and allocated in accordance with this Appendix B to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

107          Company Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain during a Company Fiscal Year so that an allocation is required by Treasury Regulation Section 1.704-2(f), then each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent Fiscal Years) equal to such Member’s share of the net decrease in Company Minimum Gain as determined by Treasury Regulation Section 1.704-2(g)(2), Such allocations shall be made in proportion to the respective amounts required to be allocated to each Member thereunder.  Such allocations shall be made in a manner and at a time which will satisfy the requirements of Treasury Regulation Sections 1.704-2(f) and 1.704-2(j) and shall be interpreted consistently therewith.

108          Member Minimum Gain Chargeback.  If there is a net decrease in the Member Nonrecourse Debt Minimum Gain during any Fiscal Year, any Member who has a share of such Member Nonrecourse Debt Minimum Gain (as determined under Treasury Regulation Section 1.704-2(i)(5)) shall be specially allocated items of income or gain for such year (and, if necessary, subsequent Fiscal Years) equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain in the manner and to the extent required by Treasury Regulation Section 1.704-2(i)(4). Such allocations shall be made in proportion to the respective amounts required to be allocated to each Member thereunder.  Such allocations shall be made in a manner and at a time which will satisfy the requirements of Treasury Regulation Sections 1.704-2(i) and 1.704-2(j) and shall be interpreted consistently therewith.

109          Qualified Income Offset.  If a Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), any of which causes or increases an Adjusted Deficit Capital Account Balance in such Member’s Capital Account, then he will be specially allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance created or increased by such adjustment, allocation, or distribution as quickly as possible; provided, however, an allocation pursuant to this Section will be made if and only to the extent that such Member would have an Adjusted Deficit Capital Account Balance after all other allocations provided for in Article 5 and this Appendix B have been tentatively made as if this Section were not in the Agreement.

110          Gross Income Allocation.  In the event a Member has an Adjusted Deficit Capital Account Balance at the end any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such Adjusted Deficit Capital Account Balance as quickly as possible; provided, however, that an allocation pursuant to this Section 110 shall be made only if and to the extent that such Member would have an Adjusted Deficit Capital Account Balance after all other allocations provided for in this Appendix B (other than Section 109) have been tentatively made as if this Section were not in this Appendix B.

111          Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated among the Members in proportion to their respective Membership Percentages.

112          Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with and as required by Treasury Regulation Section 1.704-2(i)(1).

113          Member Recourse Deductions.  Member Recourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to their respective economic risk of loss under Treasury Regulations Section 1.752-2 with respect to the underlying Company liability.  To the extent that a Member shall be allocated a deduction pursuant to this Section 113 in a Fiscal Year, such Member shall be allocated Company income and gain (other than amounts required to be specially allocated pursuant to other provisions hereof) in the next Fiscal Year (and, if necessary, for subsequent Fiscal Years) until such allocation is reversed.

114           Curative Allocations.  The Members intend that any allocations under Sections 107, 108, 109, 111 and 112 of Appendix B shall, over the term of the Company, be fully offset by other allocations pursuant to such provisions. If the Members are required by Sections 105, 107, 108, 109, 110, 111 or 112 of this Appendix B to make any new allocation in a manner other than as provided for in this Article without regard thereto, then the Members are authorized and directed, insofar as it is permitted to do so by Section 704(b) of the Code, to allocate income, gain, loss, deduction, or credit (or item thereof) arising in the current Fiscal Year (or subsequent Fiscal Years, if necessary) in such manner so as, over the term of the Company, to bring the proportions of income, gain, loss, deduction, or credit (or item thereof) allocated to the Members as nearly as possible to the proportion otherwise contemplated by this Article without regard thereto; provided, however, that Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Company Minimum Gain and Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Member Minimum Gain and provided further that such Nonrecourse Deductions and Member Nonrecourse Deduction shall not in any event be taken into account to the extent that the Members reasonably determine that such allocations are likely to be offset by subsequent allocations under Sections 107 or 108 of this Appendix B.

115           Advice of Accountants.  Allocations made by the Members under this Article in reliance upon the advice of the Company’s independent certified public accountants shall be deemed to be made pursuant to the fiduciary obligation of the Members to the Company and the Members.

116           Section 754 Election.  If an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreased such basis).  Such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

117           Interest on Loans from a Member.  If any Member makes a loan to the Company, then any item of interest expense, including any interest imputed under Code Sections 7872, 483, or 1271 through 1288 attributable to such loan shall be allocated solely to the Member who made such loan and shall be charged to its Capital Account and the amount of such interest income shall not be considered a capital contribution by such Member for purposes of computing its Capital Account.

118           Section 704(c) Allocations.   Income, gain, loss or deduction with respect to any property contributed by a Member shall, solely for tax purposes, be allocated among the Members, to the extent required by Code Section 704(c) and the related Treasury Regulations, to take account of the variation between the adjusted tax basis of such property and its Book Value at the time of contribution to the Company.  If the Book Value of any Company property is adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv), subsequent allocations of income, gain, loss and deduction and the Book Value of such property shall be adjusted as provided in Code Section 704(c) and the related Treasury Regulations.  Except as required by Section 120, the Company shall use the “traditional method” under Treasury Regulations Section 1.704-3(b) with no curative or remedial allocations for purposes of making the required allocations under Code Section 704(c).  Allocations under this subsection are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, or other items or distributions under any provision of this Agreement.

119           Share of Excess Nonrecourse Liabilities.  For purposes of calculating the Members’ shares of “excess nonrecourse liabilities” of the Company (within the meaning of Treasury Regulation Section 1.752-3(a)(3)), the Members intend that they be considered as sharing profits of the Company in proportion to their respective Membership Percentages.

120           Warrant or Options. If the Company issues a noncompensatory option (within the meaning of Proposed Treasury Regulations Sections 1.721-2(d) and 1.761-3(b)(1)) to acquire an interest in the Company, the Capital Accounts of the Members shall be adjusted in the manner provided in Proposed Treasury Regulations Section 1.704-1(b)(2)(iv)(s) as if such regulations applied to the option. Upon the exercise of such a noncompensatory option or the conversion (or deemed conversion) of Series A Preferred Units or Series B Preferred Units into Common Units, the Company shall comply with the rules set forth in Proposed Treasury Regulations Section 1.704-1(b)(2)(iv)(s) including amending the Agreement to provide for corrective allocations, if necessary, pursuant to Proposed Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(4) and Proposed Treasury Regulations Section 1.704-1(b)(4)(x) as if such regulations applied to the option or the conversion of one class of Units into another class of Units.  Notwithstanding anything in this Section 120 to the contrary, if temporary or final Treasury Regulations relating to the treatment of non-compensatory options or the conversion of one class of membership interest into another are promulgated, the Company shall comply with such regulations and amend this Agreement accordingly.

APPENDIX C

SWORDFISH ACQUISITION LLC

Membership Interests

Name and Addresses	Common Units		Series A Preferred Units	B1 Interests	B2 Interests	B3 Interests	B4 Interests	B5 Interests	Capital Contribution	Membership Percentages	Initial Capital Account [1]

Chardan 2008 China Acquisition Corp. c/o Chardan Capital LLC 474 Three Mile Road Glastonbury, CT 06033 Attn: Dan Beharry Facsimile: (281) 644 5751 email: dbeharry@chardancapital.com	______	[2]	0	0	0	0	0	0	$_______

Professional Title and Abstract Company of Florida, Inc. 9000 South Pine Island Road Suite 400 Plantation, FL 33324 Attn: David J. Stern, Esq. Facsimile: (954) 648-5228 email: djstern@att.blackberry.net	1,200,000		1,666,667	596,666	596,666	646,667	646,667	646,667	Description of property

FlatWorld DAL LLC c/o FlatWorld Capital LLC 666 Third Avenue, 15th Floor New York, New York 10017 Attn: Jeffrey A. Valenty Facsimile: (212) 796-4002 email: valenty@flatworldcapital.com	1,498,500		0	153,181	153,181	153,181	153,181	153,181	Description of property

1 Upon the admission of the Stern Participants and Chardan, the Members agree that each Member’s initial Capital Account balance shall be equal to the value of such Member’s Units, computed as follows:  The value of the DAL Warrants and DAL Options issued to Chardan will be equal to the valuation determined for fair value accounting purposes, unless otherwise agreed to by the Members.  The Series A Preferred Units will be valued at $25 million in the aggregate.  A Common Unit will have a value equal to the cash capital contribution made by Chardan minus the value of the DAL Warrants and DAL Options issued to Chardan, divided by the number of Common Units issued to Chardan.  The value of a Series B Preferred Unit will be the same as a Common Unit.

2 Equals number of shares of Chardan Ordinary Shares outstanding.

C-1

Name and Addresses	Common Units		Series A Preferred Units	B1 Interests	B2 Interests	B3 Interests	B4 Interests	B5 Interests	Capital Contribution	Membership Percentages	Initial Capital Account [1]

Fortuna Capital Partners LP c/o FlatWorld Capital LLC 666 Third Avenue, 15th Floor New York, New York 10017 Attn: Jeffrey A. Valenty Facsimile: (212) 796-4002 email: valenty@flatworldcapital.com	1,500		0	153	153	152	152	152	Description of property

Totals	[11,866,666	]	1,666,667	750,000	750,000	800,000	800,000	800,000

C-2